Exhibit 2.2
PARTNERSHIP INTERESTS CONTRIBUTION AGREEMENT
by and among
MONTIERRA MINERALS & PRODUCTION, L.P.
NGP MINERALS, L.L.C.
and
EAGLE ROCK ENERGY PARTNERS, L.P.
Dated as of March 31, 2007

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND RULES OF CONSTRUCTION	2
1.1 Definitions	2
1.2 Rules of Construction	15

ARTICLE II ACQUISITION & CONTRIBUTION; CLOSING	16
2.1 Contribution of Interests	16
2.2 Issuance of Contributee Units at Closing	17
2.3 Computation of Agreed Value	17
2.4 Escrow Deposit	19
2.5 Determination of Final Agreed Value; Post-Closing Adjustments; and Post-Closing Remittance Obligations	19
2.6 Environmental Defect; Limitation on Environmental Adjustments	21
2.7 Tax Treatment of Adjustments to Agreed Value and Payments	23
2.8 The Closing	23

ARTICLE III REPRESENTATIONS AND WARRANTIES RELATING TO CONTRIBUTORS	23
3.1 Organization of Contributors	23
3.2 Authorization; Enforceability	23
3.3 No Conflict; Consents	23
3.4 Ownership of Interests; Capitalization	24
3.5 Litigation	25
3.6 Solvency	25
3.7 Securities Representations	25

ARTICLE IV REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANIES	27
4.1 Organization	27
4.2 No Conflict; Consents	27
4.3 Litigation	28
4.4 Financial Statements; Internal Controls; Undisclosed Liabilities	28
4.5 Taxes	28
4.6 Cost-Bearing Assets	29
4.7 No Undisclosed Liabilities	29
4.8 Absence of Certain Changes	30
4.9 Contracts	30

4.10 Intellectual Property	31
4.11 Employee Benefit Plans	31
4.12 Compliance with Laws; Permits	36
4.13 Insurance	36
4.14 Labor Relations; Employment Matters	37
4.15 Defensible Title; Special Warranty on Montierra Assets	38
4.16 Brokers’ Fees	39
4.17 Preferential Rights	39
4.18 Production Balances	39
4.19 Insider Interests	40
4.20 Receivables	40
4.21 Bank Accounts and Powers of Attorney	40
4.22 Illegal Payments	41
4.23 Offerings of Securities	41
4.24 Unrecorded Co-Invest Conveyances	41
4.25 Books and Records	41
4.26 Unrecorded Partnership Conveyances	42

ARTICLE V REPRESENTATIONS AND WARRANTIES RELATING TO CONTRIBUTEE	43
5.1 Organization	43
5.2 Authorization; Enforceability	43
5.3 No Conflict; Consents	43
5.4 Litigation	44
5.5 Brokers’ Fees	44
5.6 Independent Investigation	44
5.7 SEC Filings	44
5.8 Taxes	45

ARTICLE VI COVENANTS	46
6.1 Conduct of Business	46
6.2 Access	47
6.3 Third Party Approvals	49
6.4 Books and Records	49
6.5 Permits	49
6.6 Acquisition Proposals	50
6.7 Financial Statements	50

6.8 Representation Letters	50
6.9 Employee and Benefit Matters	50

ARTICLE VII TAX MATTERS	51
7.1 Character and Treatment of Transaction	51
7.2 Pre-Closing Restructuring	52
7.3 Post-Closing Tax Covenants	53
7.4 Responsibility for Filing Tax Returns and Paying Taxes	53
7.5 Responsibility for Tax Audits and Contests	54
7.6 Tax Refunds	55
7.7 Transfer Taxes	55
7.8 Disputes over Tax Provisions	55
7.9 Limitations on Indemnity	55

ARTICLE VIII CONDITIONS TO closing	56
8.1 Conditions to Obligations of Contributee	56
8.2 Conditions to the Obligations of Contributors	58

ARTICLE IX INDEMNIFICATION	59
9.1 Survival	59
9.2 Indemnification	60
9.3 Limitations on Liability	61
9.4 Procedures	62
9.5 Notice of Claim Dispute	64
9.6 Escrow Account	65
9.7 No Special, Consequential or Punitive Damages	66
9.8 Waiver of Other Representations	66
9.9 Exclusive Remedy and Release	68

ARTICLE X TERMINATION	68
10.1 Termination	68
10.2 Effect of Termination	69

ARTICLE XI MISCELLANEOUS	70
11.1 Notices	70
11.2 Assignment	70
11.3 Rights of Third Parties	71

11.4 Expenses	71
11.5 Counterparts	71
11.6 Entire Agreement	71
11.7 Disclosure Schedules	71
11.8 Amendments	72
11.9 Publicity	72
11.10 Severability	72
11.11 Governing Law; Jurisdiction	72
LIST OF EXHIBITS AND SCHEDULES

Exhibit A:

Part I	Hemus Properties

Part II	Additional Properties

Part III	Wells on Hemus and Additional Properties

Part IV	Partnership Lands

Part V	Partnership Wells

Part VI	Investments in Non-Affiliates

Part VII	Other Assets

Part VIII	Total Net Mineral Acres by State

Exhibit B	Registration Rights Agreement

Schedule A	Allocated Environmental Defect Values

v

PARTNERSHIP INTEREST CONTRIBUTION AGREEMENT
     THIS PARTNERSHIP INTEREST CONTRIBUTION AGREEMENT (this “Agreement”), dated as of March 31, 2007, is entered into by and among (i) MONTIERRA MINERALS & PRODUCTION, L.P., a Texas limited partnership (“Montierra”), (ii) NGP MINERALS, LLC, a Texas limited liability company (“MONTGP” ,who along with Montierra are individually herein, a “Contributor” and collectively, the "Contributors”), and (iii) EAGLE ROCK ENERGY PARTNERS, L.P., a Delaware limited partnership (“Contributee”).
RECITALS
     WHEREAS, Montierra owns 100% of the issued and outstanding capital stock of NGP Income Capital Corp., a Texas corporation (“ICC”);
     WHEREAS, the Contributors and ICC own 100% of the issued and outstanding general and limited partnership interests in NGP 2004 Income, L.P., a Texas limited partnership (the “Partnership” who along with ICC are individually, a “Company” and collectively, the “Companies”);
     WHEREAS, Montierra desires to transfer and assign, subject to the terms and conditions of this Agreement, all of its rights, titles and interests in and to the Hemus Properties (as hereinafter defined) and the Additional Properties (as hereinafter defined) to the Partnership, effective as of January 1, 2007;
     WHEREAS, the Partnership currently owns the mineral rights and royalty interests more particularly described on Parts IV and VI of Exhibit A attached hereto (the “Partnership Assets”);
     WHEREAS, subject to the terms and conditions of this Agreement, Montierra desires to convert ICC to a limited liability company and thereafter transfer all of the outstanding membership interests of ICC to the Partnership;
     WHEREAS, subject to the terms and conditions of this Agreement, Montierra desires to cause ICC to distribute to Montierra its special limited partnership interest in the Partnership;
     WHEREAS, subject to the terms and conditions of this Agreement, Montierra desires to cause the Partnership to assume the Qualified Indebtedness (as defined below);

     WHEREAS, subject to the terms and conditions of this Agreement, Contributee desires to acquire from the Contributors all of the general and limited partnership interests in the Partnership (collectively, all of such partnership interests are referred to as the “Interests”), and Contributors desire to contribute the Interests, subject to the Qualified Indebtedness (and Contributee’s obligation to cause the Qualified Indebtedness to be satisfied in full), in exchange for Contributee Units (as defined below); and
     WHEREAS, the transfer of the Interests shall be treated as a contribution under Code Section 721(a) as more specifically provided herein;
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION
          1.1 Definitions. As used herein, the following terms shall have the following meanings:
     “AAA” has the meaning provided such term in Section 9.5.
     “Accountants” has the meaning provided such term in Section 7.8.
     “Acquisition Proposal” has the meaning provided such term in Section 6.6.
     "Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence or proceeding.
     “Additional Properties” means all of the properties, rights, titles and interests acquired by Montierra in and pursuant to the documents listed in Part II of Exhibit A attached hereto.
     “Administaff Agreement” has the meaning provided such term in Section 4.11(p).
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
     “Aggregate Basket Amount” has the meaning provided such term in Section 9.3(b).
     “Agreed Value” has the meaning provided such term in Section 2.3.
     “Agreement” has the meaning provided such term in the preamble to this Agreement.
     “Allocated Environmental Defect Value” means the dollar amount assigned to those Assets described in Schedule A attached hereto that may be subject to an Environmental Defect.
     “Allocation” has the meaning provided such term in Section 7.1(b).
     “Arbitrator” has the meaning provided such term in Section 9.5.
     “Arbitrator’s Decision” has the meaning provided such term in Section 9.5.
     “Assets” means, as of the Effective Time, all of the right, title, and interest of the Partnership and Montierra in and to the Montierra Assets and the Partnership Assets, including, but not limited to (a) in and to all of the oil, gas, and other minerals in and under and that may be produced from the lands described on Exhibit A attached hereto (the “Lands”), together with each and every kind and character of right, title, claim, and interest that the Partnership has in and to the Lands and any lands pooled, unitized, communitized, or consolidated therewith, whether such oil, gas, and other minerals be producing or not, or subject to an existing oil and gas lease or not, as of the Effective Time, including (i) all fee mineral interests, royalty interests, overriding royalty interests, and production payments, and other interests, similar or dissimilar to the foregoing; (ii) the production from any oil and gas wells located on the Lands, whether producing, not producing, shut-in, temporarily abandoned, or permanently abandoned (the “Wells”); (iii) any pools or units which include any Lands or Wells (the “Units”), and including all interest of the Partnership in production from any such Unit, whether such Unit production comes from Wells located on or off of the Lands; (b) under or derived from all Contracts by which the Lands, Units, and/or Wells are bound, or that relate to or are otherwise applicable to the Lands, Units, and/or Wells, to the extent applicable to, useful for the ownership of, or benefiting in any manner, the Lands, Units, and/or Wells or the production of oil and gas and/or other minerals and products produced in association therewith from the Lands, Units, and/or Wells, but excluding any Contracts to the extent transfer is restricted by third-party agreement or applicable law and the necessary consents to transfer are not obtained; and (c) to the oil, gas, condensate, and other gaseous or liquid hydrocarbons (or any combination thereof) produced from or attributable to the Lands, Units, and/or Wells.
     “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the States of Texas and New York and that is not otherwise a federal holiday in the United States.
     “CERCLA” means the Federal Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq.
     “Claim Notice” has the meaning provided such term in Section 9.4(a).
     “Claim Settlement Agreement” has the meaning provided such term in Section 9.4(d).
     “Closing” has the meaning provided such term in Section 2.8.
     “Closing Date” has the meaning provided such term in Section 2.8.
     “COBRA” has the meaning provided such term in Section 4.11(e).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Co-Invest” means, collectively or individually, NGP-VII Income Co-Investment Opportunities, L.P., a Delaware limited partnership, NGP 2004 Co-Investment Income, L.P., a Texas limited partnership, and NGP Co-Investment Income Capital Corp., a Texas corporation.
     “Common Units” means a common unit of limited partnership of Contributee, which are listed on the NASDAQ Global Market.
     “Company” or “Companies” has the meaning provided such term in the preamble to this Agreement, but shall include Montierra, as and when applicable with respect to operation and ownership of the Montierra Assets as of the Effective Time but prior to the contribution to the Partnership pursuant to the terms of this Agreement.
     “Company Guaranties” means those guaranties, letters of credit, bonds, sureties and other forms of credit support or assurances provided by the Contributors in support of obligations of the Companies.
     “Company Securities” has the meaning provided such term in Section 3.4.

     “Consents” has the meaning provided such term in sub-section (m) of the definition of Permitted Liens.
     “Constituents of Concern” any substance defined as a hazardous substance, hazardous waste, hazardous material, pollutant or contaminant by any Environmental Law, any petroleum hydrocarbon or fraction thereof, friable asbestos, or polychlorinated biphenyls, the handling, storage, treatment or exposure of or to which is regulated under any Environmental Law.
     “Contract” means any legally binding agreement, commitment, lease, license or contract, but excluding Plans.
     “Contributee” has the meaning provided such term in the preamble to this Agreement.
     “Contributee GP” means Eagle Rock Energy G&P, LLC, a Delaware limited liability company in its capacity as the general partner of Eagle Rock Energy GP, L.P., a Delaware limited partnership, the general partner of Contributee.
     “Contributee Indemnified Parties” has the meaning provided such term in Section 9.2(a).
     “Contributee Units” means the Common Units issued pursuant to Section 2.2 hereof.
     “Contributor Indemnified Parties” has the meaning provided such term in Section 9.2(b).
     “Contributors” has the meaning provided such term in the preamble to this Agreement.
     “Cost-Bearing Asset” means any Asset that requires Montierra or the Partnership to pay or be obligated to pay for any operating expenses (excluding severance and ad valorem Taxes) associated with the Wells or the production of hydrocarbons therefrom.
     “Data” means all files, records, and documentation including computer tapes, disks, or information on other electronic media of the Contributors or the Partnership pertaining to the Assets, including, without limitation, lease files, land files, well files, division order files, accounting files, legal records (excluding attorney/client privilege documents other than title opinions), production records, marketing records, gas and oil sales contract files, gas processing files, abstracts, title opinions, maps, land surveys, non-confidential logs, engineering data and reports, reserve studies and evaluations, and any geological and/or geophysical data which the Contributors or the Partnership have the right to convey under any applicable licensing agreements.

     "Defensible Title” means such title to the Assets which, subject to Permitted Liens, (a) in the case of each of the Wells identified in Parts III and V of Exhibit A, entitles Montierra and the Partnership, individually or collectively, to receive a net revenue interest in production of oil or gas not less than that described in Parts III and V of Exhibit A hereto for each of such Wells, (b) in the case of Lands that are not producing oil or gas as of the Effective Time, results in Montierra and the Partnership collectively owning at least the total number of “Net Mineral Acres” in each State as reflected in Part VIII of Exhibit A hereto, and in each of cases (a) and (b) above, being free and clear of all Encumbrances except for Permitted Liens. As used herein, “Net Mineral Acres” shall be computed separately for each tract of Land which is a part of the Assets, and shall be determined, for each such tract, by multiplying (a) the number of gross acres in such tract by (b) the undivided interest in oil and gas owned by either Montierra or the Partnership in such tract.
     “Direct Claim” has the meaning provided such term in Section 9.4(d).
     “Disclosure Schedules” means the schedules attached hereto.
     “Dollars” and “$” mean the lawful currency of the United States.
     “Effective Time” means 12:01 a.m. Central Time, on January 1, 2007.
     “Employee” means any individual treated by any of the Contributors or the Companies as an employee, employed at common law by any of the Contributors or the Companies, or co-employed by any of the Contributors or the Companies.
     “Employee Benefit Plan” has the meaning provided such term in Section 4.11(a).
     “Employee Pension Benefit Plan” has the meaning provided such term in Section 4.11(a).
     “Employee Welfare Benefit Plan” has the meaning provided such term in Section 4.11(a).
     “Encumbrance” means any material title defect, mortgage, assignment, pledge, hypothecation, security interest, title or retention agreement, levy, execution, seizure, attachment, garnishment, deemed trust, lien, easement, option, right or claim of others, or charge or encumbrance of any kind whatsoever.

     “Environmental Claims Date” means April 16, 2007.
     “Environmental Defect” means any condition existing as of the date of this Agreement or the Closing on any Cost-Bearing Asset or the Brea Olinda Asset located in Orange County, California, that is in material violation of any Environmental Laws existing as of the date of this Agreement or as of the Closing; provided, that no Environmental Defect may be claimed pursuant to this Agreement unless Montierra or the Partnership has liability under Environmental Laws for such Environmental Defect.
     “Environmental Law” means all applicable Laws of any Governmental Authority relating to the protection of human health or the environment, including: (a) all requirements pertaining to liability for reporting, management, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of a Constituent of Concern; and (b) all limitations, restrictions, conditions, standards, prohibitions, obligations, and timetables contained therein or in any notice or demand letter to Contributors or the Companies issued, entered, promulgated or approved thereunder. The term “Environmental Law” includes, without limitation, CERCLA, the Federal Water Pollution Control Act (which includes the Federal Clean Water Act), the Federal Clean Air Act, the Federal Solid Waste Disposal Act (which includes the Resource Conservation and Recovery Act), the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, each as amended as of the date hereof, any regulations promulgated pursuant thereto, and any state or local counterparts.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” has the meaning provided such term in Section 4.11(a).
     “Escrow Account” means the account maintained by the Escrow Agent and initially funded with the Escrow Deposit.
     “Escrow Agent” means Wells Fargo Bank (Texas), N.A.
     “Escrow Deposit” means 155,789 Contributee Units having a deemed value of $2,960,000 and shall be delivered to the Escrow Account in accordance with Section 2.4.
     “Escrow Income” has the meaning provided such term in Section 9.6(a).
     “Exchange Act” means the Securities and Exchange Act of 1934, as amended.

     “Final Agreed Value” has the meaning provided such term in Section 2.5(a).
     “Final Settlement Statement” has the meaning provided such term in Section 2.5(a).
     “GAAP” means generally accepted accounting principles of the United States, consistently applied.
     “Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.
     “Hemus Properties” means all of the properties, rights, titles and interests acquired by Montierra in and pursuant to the documents listed in Part I of Exhibit A attached hereto.
     “HIPAA” has the meaning provided such term in Section 4.11(n).
     “ICC” has the meaning provided such term in the preamble to this Agreement.
     “Imbalance” means any gas or other hydrocarbon production, pipeline, transportation or processing imbalance existing as of the Effective Time with respect to any of the Cost Bearing Assets, together with any related rights or obligations as to future cash and/or gas or product balancing, as a result of Contributors having taken and sold for the account of the Partnership cumulative production which is greater or less than the Partnership’s share in cumulative production.
     “Indebtedness for Borrowed Money” means all obligations to any Person for borrowed money, including (a) any obligation to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit or (b) any guaranty with respect to indebtedness for borrowed money of another Person.
     “Indemnified Party” has the meaning provided such term in Section 9.4(a).
     “Indemnifying Party” has the meaning provided such term in Section 9.4(a).
     “Individual Basket Amount” has the meaning provided such term in Section 9.3(b).
     “Intellectual Property” means intellectual property rights, statutory or common Law, worldwide, including (a) trademarks, service marks, trade dress, slogans, logos and all goodwill associated therewith, and any applications or registrations for any of the foregoing; (b) copyrights and any applications or registrations for any of the foregoing; and (c) patents, all confidential know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae, specifications, and lists of suppliers, vendors, customers, and distributors.
     “Interests” has the meaning provided such term in the recitals of this Agreement.
     “IRS” means Internal Revenue Service of the United States.
     “Knowledge” (a) as to Contributors or the Companies means the actual knowledge of those Persons listed in Section 1.1 of the Disclosure Schedules. A Person has “actual knowledge” of those matters which the individual involved could reasonably be expected to have as a result of undertaking an investigation of such a scope and extent as a reasonably prudent Person in a same or similar position or office would undertake concerning the particular subject matter.
     “Law” means any applicable statute, writ, law, rule, regulation, ordinance, order, judgment, injunction, award, determination or decree of a Governmental Authority, in each case as in effect on and as interpreted on the date of this Agreement or on and as of the Closing Date, as applicable, unless the context otherwise clearly requires a different date, in which case on and as of such date.
     “Lien(s)” means any charges, pledges, options, mortgages, deeds of trust, hypothecations, or security interests.
     “Losses” has the meaning provided such term in Section 9.2(a).
     “Material Adverse Effect” means, with respect to any Person, any circumstance, change or effect that (a) is adverse to the business, operations (including results of operation), assets, prospects, liabilities or financial condition of such Person in an amount individually or in the aggregate, of $500,000 or more, or (b) that materially impedes the ability of such Person to complete the transactions contemplated herein, but shall exclude any circumstance, change or effect resulting or arising from: (i) any change in general economic conditions in the industries or markets in which the Companies operates; (ii) seasonal reductions in revenues and/or earnings of the Companies in the ordinary course of its business; (iii) any adverse change, event or effect on the global energy industry as a whole, including those impacting energy prices or the value of Assets; (iv) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (v) changes in Law, GAAP or the interpretation thereof; (vi) the entry into or announcement of this Agreement, actions contemplated by this Agreement, or the consummation of the transactions contemplated hereby; or (vii) matters only to the extent such matters are reflected in the Preliminary Settlement Statement as of the Closing Date.
     “Material Contracts” has the meaning provided such term in Section 4.9.
     “MONTGP” has the meaning provided such term in the first paragraph to this Agreement.
     “Montierra” has the meaning provided such term in the first paragraph to this Agreement.
     “Montierra Assets” means all of the rights, titles, and interests of Montierra in and to the Hemus Properties, the Additional Properties and the Other Assets, including, but not limited to (a) in and to all of the Lands, together with each and every kind and character of right, title, claim and interest that Montierra has in and to the Lands and any lands pooled, unitized, communitized or consolidated therewith, whether such oil, gas and other minerals be producing or not, or subject to an existing oil and gas lease or not, as of the Effective Time, including (i) all fee mineral interests, royalty interests, overriding royalty interests and production payments, and other interests, similar or dissimilar to the foregoing; (ii) the production from the Wells; (iii) the Units, including all interest of Montierra in production from any such Unit, whether such Unit production comes from Wells located on or off of the Lands; (b) under or derived from all Contracts by which the Lands, Units and/or Wells are bound, or that relate to or are otherwise applicable to the Lands, Units and/or Wells, to the extent applicable to, useful for the ownership of, or benefiting in any manner, the Lands, Units and/or Wells or the production of oil and gas and/or other minerals and products produced in association therewith from the Lands, Units and/or Wells, including any and all Contracts and conveyances pursuant to which Montierra acquired its interests in the Lands, Units and/or Wells, but excluding any Contracts to the extent transfer is restricted by third-party agreement or applicable law and the necessary consents to transfer are not obtained; and (c) to the oil, gas, condensate and other gaseous or liquid hydrocarbons (or any combination thereof) produced from or attributable to the Lands, Units and/or Wells.
     “Montierra Conveyances” means the conveyance documents to be executed and delivered by Montierra to the Partnership that, when taken together, convey the Montierra Assets to the Partnership, effective as of January 1, 2007.
     “NASDAQ” means The NASDAQ National Stock Market, Inc.

     “Notice of Claim Dispute” has the meaning provided such term in Section 9.4(d).
     “Order” means any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.
     “Organizational Documents” means any charter, certificate of incorporation, articles of association, partnership agreements, limited liability company agreements, bylaws, operating agreement or similar formation or governing documents and instruments.
     “Other Assets” means all of the assets listed in Part VII of Exhibit A attached hereto.
     “Parties” means Contributors and Contributee.
     “Partnership” has the meaning provided such term in the first paragraph of this Agreement, but shall include Montierra and ICC, as and when applicable with respect to operation and ownership of the Montierra Assets as of the Effective Time but prior to the contribution to the Partnership pursuant to the terms of this Agreement.
     “Partnership Assets” has the meaning provided such term in the preamble of this Agreement.
     “Permits” means authorizations, licenses, permits or certificates issued by Governmental Authorities; provided, right-of-way agreements and similar approvals are not included in the definition of Permits.
     “Permitted Liens” means:
     (a) terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in the contracts, agreements, instruments and other documents which pertain to, relate to or cover the Assets, or create or reserve to the Partnership its interest in the Assets, or to which the interest of the Partnership therein is subject, provided that the same do not reduce the interest in an Asset below that set forth in Parts III, V or VIII of Exhibit A for such Asset;
     (b) changes in the interest associated with the Assets or any of them, occurring after the Effective Time from any cause insofar as said changes are either reflected on the Exhibits attached hereto, or are described in the Contracts pertaining to the Assets;

     (c) any easements, rights-of-way, servitudes, permits and other rights in respect of surface operations, pipelines or the like, and easements for pipelines, power lines, and other similar rights-of-way, and encroachments, on, over or in respect of any of the Lands that do not unreasonably or materially interfere with the operation of the Lands for the exploration and production of hydrocarbons or related operations;
     (d) the terms and conditions of all production sales contracts, transportation agreements, pooling agreements, unitization agreements, operating agreements, processing agreements, and all other contracts, agreements, and instruments related to or utilized in connection with the Lands, or the production, storage, treatment, transportation, sale or disposal of oil, gas or other hydrocarbons, minerals or substances therefrom that do not operate to reduce the interest in an Asset below that set forth in Parts III, V or VIII of Exhibit A for such Asset;
     (e) defects or irregularities arising out of lack of corporate authorization, unless Contributee provides affirmative evidence that such corporate action was not authorized and results in another Person’s superior claim of title to the relevant Property;
     (f) defects or irregularities that have been cured or remedied by the passage of time, including, without limitation, applicable statutes of limitation or statutes for prescription, unless the defect or irregularity is of such a nature that a reasonably prudent Person would not rely on the passage of time to cure or remedy such defect or irregularity;
     (g) conventional rights of reassignment normally actuated by an intent to abandon or release a lease and requiring notice to the holders of such rights,
     (h) normal and customary Liens of co-owners under operating agreements, unitization agreements, and pooling orders relating to the oil and gas properties, which obligations are not yet due and pursuant to which Contributors are not in default;
     (i) all approvals required to be obtained from Governmental Authority that are owners of interests in the Land, Wells or Units (or who administer such interests on behalf of such owners) which are customarily obtained post-Closing;
     (j) the Lien against the Interests and/or the Partnership’s interest in the Assets held by Union Bank of California, N.A.;
     (k) Liens for Taxes which are not yet delinquent, or a mechanic’s or materialmen’s Lien (or other similar Lien), or a Lien under an operating agreement or similar agreement, to the extent the same relates to expenses incurred which are not yet delinquent, or Liens which will be released at or before Closing;
     (l) Requirements applicable to the transaction contemplated hereby for consents to assignment (“Consents”) and preferential rights to purchase (“Preferential Rights”) if, in the case of a Preferential Right, a waiver of such Preferential Right has been obtained or an appropriate tender of the applicable interest has been made to all parties holding such right and, with respect to each such party, either (A) the period of time required for such party to exercise such right has expired without such party exercising such right, or (B) such right has been exercised and the affected portion of the Assets has been excluded from the transactions contemplated hereby, or, in the case of a Consent, the document describing such Consent states that such Consent cannot be unreasonably withheld (or words similar thereto); and
     (m) any other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects, or irregularities of any kind whatsoever affecting the Assets that individually or in the aggregate are not such as would materially adversely affect the ownership, value, or use of the Assets.
     “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
     “Post-Effective Time Tax Period” means any Tax period (or a portion thereof) that is not a Pre-Effective Time Tax Period.
     “Pre-Effective Time Tax Period” means any Tax period (or a portion thereof) ending on or before the Effective Time.
     “Preferential Rights” has the meaning provided such term in sub-section (m) of the definition of “Permitted Liens.”
     “Preliminary Settlement Statement” has the meaning provided such term in Section 2.3.
     “Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contests, hearing, inquiry, inquest, audit, examination, investigation, challenge, controversy or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.

     “Qualified Indebtedness” means the funded bank debt owed by Montierra under the UBOC Facility in an amount not to exceed $6,000,000, which shall be assumed by the Partnership prior to Closing pursuant to Section 7.2(c).
     “Reasonable Efforts” means efforts in accordance with reasonable commercial practice and without the incurrence of material expense.
     “Regulations” means the Treasury Regulations, including Temporary Regulations, promulgated by the United States Treasury Department under the Code.
     “Representatives” means a Person’s directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers, financial advisors and any representatives of those advisors).
     “Restructuring” has the meaning provided such term in Section 7.2.
     “SEC” means the United States Securities and Exchange Commission.
     “SEC Reports” has the meaning provided such term in Section 5.7.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Straddle Period” has the meaning provided such term in Section 7.4(a).
     “Subsidiary” means, with respect to any Person, (a) any corporation, of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) any limited liability company, partnership, association or other business entity, of which a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses, or is or controls the managing member or general partner of such limited liability company, partnership, association or other business entity.
     “Tax” or “Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, real or personal property, excise, severance, windfall profits, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest, whether disputed or otherwise.
     “Tax Returns” means any report, return, election, document, estimated tax filing, declaration, claim for refund, extensions, information returns, or other filing with respect to any Taxes provided to any Governmental Authority including any schedules or attachments thereto and any amendment thereof.
     “Third Party Claim” has the meaning provided such term in Section 9.4(a).
     “UBOC Facility” means the credit facility governed by that certain Credit Agreement dated as of September 29, 2006 by and among Montierra, Union Bank of California, N.A., individually and as agent, and the lenders named therein and with separate guarantees from the Partnership and ICC.
     “United States” means United States of America.
     “Unit Price” means $19.00 for each Contributee Unit.
     “Unrecorded Co-Invest Conveyances” means all unrecorded conveyances from (a) Montierra to Co-Invest of interests in the Lands and (b) the Partnership to Co-Invest of interests in the Lands.
     “Unrecorded Partnership Conveyances” means all unrecorded conveyances from Montierra to the Partnership of interests in the Lands.
          1.2 Rules of Construction. All article, section, schedule and exhibit references used in this Agreement are to articles and sections of, and schedules and exhibits to, this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.
     (a) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.
     (b) With respect to the Companies the term “ordinary course of business” will be deemed to refer to the ordinary conduct of the business in a manner consistent with the past practices and customs of the Companies.
     (c) The Parties acknowledge that each Party and its attorney have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
     (d) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
     (e) All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.
     (f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
ARTICLE II
ACQUISITION & CONTRIBUTION; CLOSING
          2.1 Contribution of Interests. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Contributors shall contribute, assign, transfer and convey to Contributee (or to an entity or entities wholly-owned, directly or indirectly, by Contributee which is or are disregarded for Federal income Tax purposes and to which Contributee shall, prior to Closing, have assigned in writing its rights, but not its obligations, hereunder), and Contributee, or such assignee(s), shall acquire from Contributors, the Interests, free and clear of any Liens, except Liens related to the Qualified Indebtedness.
          2.2 Issuance of Contributee Units at Closing. Subject to Section 2.4, in exchange for the contribution of the Interests, at the Closing, Contributee shall deliver to Contributors, pro rata in accordance with their respective percentage ownership of the Interests as reflected in Section 3.4 of the Disclosure Schedule, the number of Common Units equal to the quotient of (i) the Agreed Value (as computed in accordance with Section 2.3), divided by (ii) the Unit Price (the “Contributee Units”).
          2.3 Computation of Agreed Value. For purposes of this ARTICLE II and the remainder of this Agreement, “Agreed Value” shall mean $59,200,000, increased and decreased as applicable, by the following amounts which shall be set forth on a settlement statement (the “Preliminary Settlement Statement”) prepared by the Contributors and agreed to by the Contributee prior to the Closing.
     (a) The Agreed Value shall be increased by an amount equal to the sum of the following amounts:
     (i) An amount equal to the costs and expenses that are (1) attributable to the Assets for the period after the Effective Time, whether paid before or after the Effective Time, and (2) paid by Contributors, including, without limitation, bond and insurance premiums paid by or on behalf of Contributors attributable to coverage for obligations or benefits extending beyond the Effective Time up to and including, but not beyond, the Closing Date;
     (ii) An amount equal to the proceeds received by Contributee for the sale of oil, gas or other minerals produced from the Assets before the Effective Time in storage or in pipelines on the Effective Time (excluding such production constituting line-fill in pipelines and such production below the outlet flange on storage tanks) net of all applicable taxes and royalties;
     (iii) The amount of all prepaid ad valorem, property, and similar Taxes and assessments based upon or measured by ownership of the Assets and attributable to periods of time after the Effective Time;
     (iv) Any amounts due to the Partnership, ICC or the Contributors as of the Effective Time with respect to any Imbalances existing at the Effective Time, such amounts to be determined by multiplying the Imbalance volume by $4.00 per MCF and then reducing such amount by any severance, production and other similar Taxes to be paid on such amount, and further reducing such amount by any penalties and other charges on the Imbalance;
     (v) An amount equal to actual general and administrative expenses incurred by Contributors from the Effective Time to the Closing Date;
     (vi) An amount equal to the aggregate value of the Eagle Rock quarterly distribution, for the quarter ended March 31, 2007, that would have been paid to Contributors as the holders of the Contributee Units on the record date (had the Contributee Units been issued to Contributors prior to the record date), provided that for purposes of calculating this adjustment, Contributee Units shall mean the Contributee Units that would result if the Agreed Value was calculated taking into account all adjustments under this Section 2.3 other than this Section 2.3(a)(vi); and
     (vii) Any other amount agreed upon by Contributee and Contributors.
     (b) The Agreed Value shall be decreased by an amount equal to the sum of the following amounts:
     (i) The amount of all proceeds received by the Partnership, ICC or the Contributors, net of all applicable Taxes actually paid, attributable to the Assets for periods of time after the Effective Time, excluding, however, proceeds attributable to production prior to the Effective Time;
     (ii) Any amounts due from the Partnership, ICC or the Contributors to other parties as of the Effective Time with respect to any Imbalances existing at the Effective Time, such amounts to be determined by multiplying the Imbalance volume by $4.00 per MCF and then reducing such amount by severance, production and other similar Taxes to be paid on such amount, and further reduced by any penalties and other charges on the Imbalance;
     (iii) An amount equal to the sum of any costs and expenses paid by Contributee that are attributable to the Assets for periods prior to the Effective Time;
     (iv) An amount equal to all ad valorem, property, and similar Taxes and assessments based upon or measured by the ownership of the Assets that are unpaid as of the Closing Date and attributable to periods of time prior to the Effective Time, which amounts shall be computed based upon such Taxes and assessments for the calendar year in which the Effective Time occurs; provided that if such Taxes have not been actually assessed for such calendar year as of the Closing Date, such amounts will be initially computed based on such Taxes and assessments for the preceding Tax year, and will be subsequently adjusted based upon the actual Taxes for the current calendar year once those amounts are assessed;
     (v) An amount equal to the aggregate sum of all downward adjustments made for Environmental Defects pursuant to Section 2.6 below;
     (vi) An amount equal to the Qualified Indebtedness assumed by the Partnership for which the Partnership and Contributee are obligated to satisfy in full post-Closing pursuant to Section 7.2(b); and
     (vii) Any other amount agreed upon by Contributors and Contributee.
          2.4 Escrow Deposit. The Contributee Units to be delivered at Closing pursuant to Section 2.2 shall be reduced by the Escrow Deposit, which shall be delivered to the Escrow Agent at the Closing and will be available to satisfy any amounts owed by Contributors to Contributee, if any, under this Agreement in accordance with an Escrow Agreement to be mutually agreed upon by the parties hereto prior to Closing with substantially the terms set forth in this Agreement; provided, however, that Contributors shall have the right to vote any Contributee Units. Cash distributions attributable to any Contributee Units which are held in the Escrow Account will become a part of the Escrow Deposit. Contributors shall be responsible for all Taxes with respect to any cash distributions attributable to such Contributee Units, provided, however, if any Contributee Units are released from the Escrow Deposit as a result of any Loss suffered by Contributee as permitted under ARTICLE IX hereof, Contributee shall reimburse Contributors, on an after-Tax basis analogous to that described in Section 7.3, for any Taxes actually paid or incurred by Contributors which are attributable to such released Contributee Units.
          2.5 Determination of Final Agreed Value; Post-Closing Adjustments; and Post-Closing Remittance Obligations
     (a) Contributors shall, within one hundred twenty (120) days after the Closing

Date, prepare and submit for Contributee’s review, in accordance with this Agreement and with generally accepted accounting principles consistently applied, a statement (the “Final Settlement Statement”) setting forth each adjustment to the Agreed Value necessary to determine the Final Settlement Statement and showing the calculation of such adjustments (the “Final Agreed Value”). The Parties shall undertake to agree on the Final Settlement Statement and the Final Agreed Value no later than one hundred fifty (150) days after the Closing Date with respect to all of the Assets. If the Final Agreed Value is more than the Agreed Value, Contributee shall pay such difference to Contributors (in accordance with the percentage ownership of Interests specified in Section 3.4) in additional Contributee Units within five (5) Business Days after the Parties have agreed upon the Final Settlement Statement, with no portion of said additional issuance of Contributee Units being subject to or becoming part of the Escrow Deposit. If the Final Agreed Value is less than the Agreed Value, Contributors shall, at Contributors’ sole election, either (i) pay the amount of such difference to Contributee by wire transfer in immediately available funds (by Montierra and MONTGP, respectively, in accordance with the percentage ownership of Interests specified in Section 3.4) or (ii) forfeit to Contributee that number of Contributee Units held in the Escrow Deposit equal to the quotient of (A) the amount of the difference between the Final Agreed Value and the Agreed Value, divided by (B) the Unit Price, within five (5) Business Days after the Parties have agreed upon the Final Settlement Statement. If Contributors and Contributee cannot agree upon the Final Settlement Statement, Deloitte & Touche, LLP, or such other nationally recognized accounting firm as may be accepted by both Contributee and Contributors, shall act as an arbitrator and decide all points of disagreement with respect to the Final Settlement Statement, whose decisions shall be binding upon the parties. The costs and expenses of such accounting firm shall be borne fifty percent (50%) by Contributors and fifty percent (50%) by Contributee.
     (b) After the Final Settlement Statement and the Final Agreed Value have been computed and agreed upon (or settled by Deloitte & Touche pursuant to Section 2.5(a)), then any additional amounts which are received by either Contributors or Contributee (and the Partnership or ICC) on account of production with respect to the Assets after the Effective Time, or prior to the Effective Time, respectively, and which were not taken into account in calculation of the Final Settlement Statement and Final Agreed Value, shall be remitted within fifteen (15) Business Days by Contributors, or Contributee, respectively, to Contributee, or Contributors, respectively, and any such remittance by Contributee to Contributors shall be paid in accordance with the percentage ownership of Interests specified in Section 3.4.
          2.6 Environmental Defect; Limitation on Environmental Adjustments
     (a) Contributee may give Contributors written notice of Environmental Defects on or before 5:00 p.m. Central Time on the Environmental Claims Date. Such notice shall be in writing and shall include: (i) a description of the Environmental Defect, the individual Asset it pertains to with all supporting documentation reasonably necessary to fully describe the basis for the Environmental Defect, (ii) the amount of the Allocated Environmental Defect Value assigned to such Asset, (iii) the cost to remedy such Environmental Defect and (iv) Contributee’s proposed remedy with respect to such Environmental Defect, including the amount by which Contributee would propose to adjust the Agreed Value applicable to such Environmental Defect. All Environmental Defects with respect to which Contributee fails to so give Contributors notice by the Environmental Claims Date will be deemed waived for all purposes. Within thirty (30) days after the Environmental Claims Date, Contributors may attempt to cure or remove any Environmental Defect asserted by Contributee. If an Environmental Defect is neither cured nor waived in writing by Contributee within such thirty (30) day period, then Contributee and Contributors shall attempt to agree on (i) the cost of remedying such Environmental Defect and (ii) the number of Contributee Units that will be subtracted from the amount set forth in Section 2.2 as an adjustment to the Agreed Value to cover such cost amount. If Contributee consents, Contributors may retain the obligation of any Environmental Defect and elect to challenge the validity of any such Environmental Defect or any portion thereof, and Contributee shall extend reasonable cooperation to Contributors in such efforts at no risk or expense to Contributee. If the Parties are unable to agree upon such an Agreed Value adjustment prior to Closing, then either (i) if Contributors and Contributee so agree, Contributors shall forever indemnify, defend, and hold harmless Contributee against all losses, costs, expenses, and liabilities with respect to such Environmental Defect or (ii) subject to the option of Contributors set forth below, the amount of the adjustment shall (x) be exclusively and finally resolved by arbitration pursuant to this Section 2.6 and (y) not be a part of the adjustment of the Agreed Value at Closing but shall be a part of the determination of the Final Agreed Value.
     (b) There shall be a single arbitrator, who shall be an environmental attorney with at least ten (10) years experience in oil and gas environmental matters in the State in which a plurality of the affected Assets are located as selected by mutual agreement of Contributee and Contributors within sixty (60) days after the Environmental Claims Date, or, absent such agreement of Contributee and Contributors, selected by the Houston office of the American Arbitration Association (the “Environmental Arbitrator”). Unless otherwise agreed by the Parties, the arbitration proceeding shall be held in Houston, Texas, and shall be conducted in accordance with the provisions of the TEXAS GENERAL ARBITRATION ACT, TEXAS CIVIL PRACTICE AND REMEDIES CODE, §§171.001, et seq., to the extent such rules do not conflict with the terms of this Section. The Environmental Arbitrator’s determination shall be made within twenty (20) business days after submission of the matters in dispute and shall be final and binding upon both parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 2.6 and may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. Additionally, the Environmental Arbitrator may consult with and engage disinterested third parties to advise him. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific adjustment and may not award damages, interest, or penalties to any Party with respect to any matter. Contributors and Contributee shall each bear their own legal fees and other costs of presenting its case. Contributors and Contributee shall each bear one-half of the costs and expenses of the Environmental Arbitrator. In the event the Environmental Arbitrator determines (i) that a valid Environmental Defect exists, (ii) there should be a reduction in the amount of Agreed Value as a result of such Environmental Defect and (iii) the amount of such reduction, Contributors shall have the sole option to either (x) agree to such Agreed Value reduction as determined by the arbitrator or (y) exclude and retain the Asset affected by such Environmental Defect from the transaction contemplated hereby, in which case the Agreed Value will be reduced by the Allocated Environmental Defect Value for such affected Asset.
     (c) If the Agreed Value reduction with respect to a particular Environmental Defect which would result from the above provided for procedure does not exceed $25,000.00, no adjustment shall be made for such Environmental Defect. If the Agreed Value reduction which would result from the above provided for procedure, as applied to all Environmental Defects for which an adjustment is to be made does not exceed three percent (3%) of the Agreed Value, then no adjustment of the Agreed Value shall occur, and none of the Assets which would be excluded by such procedure shall be excluded. If the Agreed Value reduction which would result from the above provided for procedure, net after application of all Environmental Defects for which an adjustment is to be made, exceeds three percent (3%) of the Agreed Value, the Agreed Value shall be adjusted by the amount such reduction or increase exceeds three percent (3%) of the Agreed Value.
          2.7 Tax Treatment of Adjustments to Agreed Value and Payments. For Tax purposes, the parties agree to treat all payments made under Section 2.2, Section 2.5, and Section 2.6, or under any indemnity provisions contained in this Agreement, or for breaches of representations, warranties, covenants or agreements, as adjustments to the consideration for the Interests.
          2.8 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Thompson & Knight LLP, 333 Clay Street, Suite 3300, Houston, Texas 77002, commencing on the earlier to occur of (i) April 30, 2007; (ii) the third (3rd) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in ARTICLE VIII; or (iii) such other date as permitted in this Agreement or as Contributee and Contributors may mutually determine (the date on which the Closing occurs is referred to herein as the “Closing Date”).
ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO CONTRIBUTORS
     Except as set forth on the Disclosure Schedules delivered by Contributors to Contributee at or prior to the execution and delivery of this Agreement, each Contributor jointly and severally represent and warrant to Contributee as follows:
          3.1 Organization of Contributors. Each Contributor is duly organized, validly existing and in good standing under the Laws of the state of Texas.
          3.2 Authorization; Enforceability. Each Contributor has full capacity, power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by each Contributor, and this Agreement constitutes a valid and binding obligation of such Contributor, enforceable against such Contributor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
          3.3 No Conflict; Consents. The execution and delivery of this Agreement by

Contributors and the consummation of the transactions contemplated hereby by Contributors do not and shall not:
     (a) violate any Law applicable to Contributors or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority;
     (b) violate any Organizational Document of either Contributor;
     (c) except for Consents that are Permitted Liens or as set forth in Section 3.3(c) of the Disclosure Schedule, require any filing with or permit, consent or approval of, or the giving of any notice to, any Person; or
     (d) except as set forth in Section 3.3(d) of the Disclosure Schedule, breach or trigger any right to purchase by or payment to any Person under any contract or other agreement to which either Contributor is a party or is bound; (i) result in the termination of any contract, or (ii) result in the creation of any Lien upon any of the Interests, either upon the consummation of the transactions contemplated hereby or after notice or lapse in time.
          3.4 Ownership of Interests; Capitalization. Each Contributor is the lawful owner, beneficially and of record of the Interests in the respective Companies set forth in Section 3.4 of the Disclosure Schedule, free and clear of any Liens, claims or encumbrances of any kind or nature. The Interests of the Partnership set forth in Section 3.4 of the Disclosure Schedule constitute one hundred percent (100%) of the limited and general partnership interests of the Partnership. The membership interests of ICC set forth in Section 3.4 of the Disclosure Schedule constitute one hundred percent (100%) of issued and outstanding membership interests of ICC. The Interests are duly authorized, validly issued, fully paid, nonassessable and are free and clear of any Lien or other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Interests). There are no (i) outstanding partnership interests, equity interests or other securities of the Companies other than the Interests, (ii) outstanding securities of the Companies convertible into, exchangeable or exercisable for membership interests, equity interests or other securities of such entity, (iii) authorized or outstanding options, warrants or other rights to purchase or acquire from the Companies, or obligations of the Companies to issue, any equity interests or other securities, including securities convertible into or exchangeable for membership interests or other securities of such entity, or (iv) authorized or outstanding bonds, debentures, notes or other indebtedness that entitles the holders to vote (or convertible or exercisable for or exchangeable into securities that entitle the holders to vote) with holders of units or interests of the Companies on any matter (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Companies to repurchase, redeem or otherwise acquire the Company Securities, except as set forth in the Organizational Documents of the Companies. Except as set forth in Section 3.4 of the Disclosure Schedule, no Company (i) owns, directly or indirectly, any capital stock, equity interests or other securities of any Person, or (ii) has any Subsidiaries. Upon consummation of the transactions contemplated hereby, Contributee will acquire good, valid and indefeasible title to all the Interests of Contributors, free and clear of any Liens, claims or encumbrances.
          3.5 Litigation. As of the date of this Agreement (a) there are no lawsuits or actions before any Governmental Authority pending or, to the Knowledge of Contributors, threatened in writing against either Contributor that would reasonably be expected to have a Material Adverse Effect on the ability of such Contributor to perform its obligations under this Agreement, (b) there are no orders or unsatisfied judgments from any Governmental Authority binding upon either Contributor that would reasonably be expected to have a Material Adverse Effect on the ability of such Contributor to perform its obligations under this Agreement.
          3.6 Solvency. Each Contributor is now, and will be at Closing, solvent and will not be rendered insolvent by any of transactions described hereunder.
          3.7 Securities Representations. Each Contributor is acquiring the Contributee Units for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act. In acquiring the Contributee Units, such Contributor is not offering or selling, and will not offer or sell, for itself in connection with any distribution of the Contributee Units, and such Contributor does not have a participation in and will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities Laws. Each Contributor is an “accredited investor” as such term is defined under Regulation D promulgated under the Securities Act. Additionally, each Contributor acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Contributee Units, and has such knowledge and experience in financial and business matters similar to the transaction described herein such that it is capable of evaluating the merits and risks of an investment in the Contributee Units. Further, each Contributor understands that such Contributee Units will not have been registered pursuant to the Securities Act or any applicable state securities Laws, that the Contributee Units, when issued, will be characterized as “restricted securities” under federal securities Laws, and that under such Laws and applicable regulations the Contributee Units cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. Each Contributor represents that it is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Stop transfer instructions may be issued to the transfer agent for securities of the Contributee (or a notation may be made in the appropriate records of the Contributee) in connection with the Contributee Units issued hereunder. It is agreed and understood by each Contributor that, should any certificate be issued representing any of the Contributee Units, each such certificate shall conspicuously set forth on the face or back thereof, in addition to any legends required by applicable Law or other agreement, a legend in substantially the following form:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE FIRST REGISTERED PURSUANT TO THAT ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS EAGLE ROCK ENERGY PARTNERS, L.P. RECEIVES A WRITTEN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL ARE SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.
Each Contributor represents and acknowledges that Contributee is issuing the Contributee Units pursuant to an exemption from the registration requirements of the Securities Act based on the representations provided by such Contributor hereunder.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANIES
     Except as set forth on the Disclosure Schedules delivered by Contributors to Contributee at or prior to the execution and delivery of this Agreement, each Contributor, jointly and severally, represents and warrants to Contributee as follows:
          4.1 Organization. Each Company duly organized, validly existing, and in good standing under the Laws of the State of Texas and has the requisite organizational power and authority (including full limited liability company, limited partnership or other entity power and authority) to own or lease its assets and to conduct its business as it is now being conducted. The Partnership is duly licensed or qualified in each jurisdiction in which the ownership or operation of the Assets or the character of its activities are such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on the Partnership. Contributors have made available to Contributee true copies of all existing Organizational Documents of the Companies.
          4.2 No Conflict; Consents. The execution and delivery of this Agreement by the Companies and the consummation of the transactions contemplated hereby by the Companies do not and shall not:
     (a) violate any Law applicable to the Companies or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority;
     (b) violate any Organizational Document of the Companies;
     (c) except as set forth in Section 4.2(c) of the Disclosure Schedule, require any filing with or permit, consent or approval of, or the giving of any notice to, any Person; or
     (d) except as set forth in Section 4.2(d) of the Disclosure Schedule, breach any Material Contract to which any Company is a party or by which any Company may be bound, (i) result in the termination of any such Material Contract, (ii) result in the creation of any Lien under any Material Contract or (iii) constitute an event that, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien.

          4.3 Litigation. No Company is (a) subject to any outstanding injunction, judgment, order, decree, ruling, or charge or, (b) a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction. To the Knowledge of Contributors and the Companies, no such action, suit, proceeding, hearing or investigation has been threatened against any Company.
          4.4 Financial Statements; Internal Controls; Undisclosed Liabilities.
     (a) Section 4.4 of the Disclosure Schedules includes the following financial statements (collectively the “Financial Statements”): (i) unaudited pro forma balance sheets, as of September 30, 2006 (3rd quarter 2006) and the statements of earnings and statements of cash flow as of and for the nine month period ended as of such date, and the balance sheets, statements of earnings and cash flows to be delivered prior to Closing pursuant to Section 6.7 (the “Unaudited Financial Statements”). The Unaudited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Companies as of such dates and the results of operations of the Companies for such periods; provided, however, that the Unaudited Financial Statements are subject to normal year-end adjustments and lack footnotes otherwise required by GAAP. The Companies are not a party to any off-balance sheet arrangements that have or are reasonably likely to have a current or future Material Adverse Effect on the Companies.
     (b) To the Knowledge of Contributors and the Companies, no member of the management of the Companies or any other employee with a significant role in the internal control of the Companies over financial reporting has committed any act of fraud having a material effect on the Unaudited Financial Statements.
     (c) The Companies have not received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, alleging fraud or suspected fraud affecting the Companies.
          4.5 Taxes. Except as set forth in Section 7.4(b) and in the Disclosure Schedules, (a) all Tax Returns required to be filed by the Companies have (and as of the Closing Date will have) been timely filed (taking into account any extension of time to file granted or obtained) for all Taxable periods ending on or before the Effective Time and such returns are correct in all material respects, except where any such failure to file would not have a Material Adverse Effect on the Companies, (b) all Taxes due on such Tax Returns have been paid, will be timely paid prior to the Closing Date, or are adequately reserved against in the Unaudited Financial Statements or the Final Settlement Statement, (c) there are no Liens on any of the Assets that arose in connection with any failure to pay any Tax (other than Permitted Liens), (d) there is no claim or adjustment with respect to the Companies pending by any Governmental Authority in connection with any Tax for a period on or before the Effective Time, (e) no Tax Returns of the Companies are under audit or examination by any Governmental Authority, (f) there are no agreements or waivers currently in effect that provide for an extension of time with respect to the filing of any Tax Return of the Companies (other than income Tax Returns) or the assessment or collection of any Tax, (g) to the Knowledge of the Companies, no claim has been made by any Governmental Authority in a jurisdiction where the Companies do not file a Tax Return that any Company is or may be subject to taxation in that jurisdiction, (h) no Company is a party to any Tax allocation or sharing arrangement, (i) the Partnership has always been treated, and by the Closing Date ICC will be treated, as either a partnership or a disregarded entity for federal income tax purposes and neither such Company has made an election (nor will such election be made prior to the Closing Date) to be treated as an association taxable as a corporation for federal income tax purposes, (j) no Contributor is a “foreign person” within the meaning of Section 1445 of the Code and the Regulations thereunder, (k) each Company has complied with all applicable Laws relating to the payment and withholding of Taxes, and has duly and timely withheld and paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid under all applicable Laws, and (l) ninety percent (90%) or more of the income projected to be generated by the Assets during calendar year 2007 is expected to be “qualifying income” within the meaning of Code Section 7704(d).
          4.6 Cost-Bearing Assets. Section 4.6 of the Disclosure Schedule contains a complete list of all of the Cost-Bearing Assets.
          4.7 No Undisclosed Liabilities. The Companies do not have Indebtedness for Borrowed Money, or any obligation or liability of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described on the Financial Statements or in the notes thereto in accordance with GAAP (although the Unaudited Financial Statements are subject to normal year-end adjustments and lack footnotes otherwise required by GAAP), that (a) is not shown on the Financial Statements or the notes thereto or (b) was not incurred in the ordinary course of business.

          4.8 Absence of Certain Changes. From September 30, 2006, until the date of this Agreement, (a) there has not been any Material Adverse Effect on the Companies; and (b) the business of the Companies has been conducted only in the ordinary course.
          4.9 Contracts.
     (a) Section 4.9 of the Disclosure Schedule contains a true and complete listing of the following Contracts in effect on the date of this Agreement and to which the Companies are a party (each such Contract being a “Material Contract”) and together the (“Material Contracts”):
     (i) except for any intercompany indebtedness that will be cancelled prior to Closing, each Contract for Indebtedness for Borrowed Money;
     (ii) each Contract involving a remaining commitment by any Company to undertake any expenditures;
     (iii) each Material Contract between the Companies or an Affiliate of the Companies that will survive the Closing and that cannot be cancelled by the Companies upon thirty (30) days or less notice without payment penalty;
     (iv) each Contract pursuant to which the Partnership acquired the Assets or a business as a going concern;
     (v) each Contract that provides for a limit on the ability of the Companies to compete in any line of business or with any person or in any geographic area during any period of time after Closing; and
     (vi) except for Contracts of the nature described in clauses (i) through (vii) above, each contract involving aggregate payments by or to the Companies in excess of $50,000 in any future calendar year that cannot be terminated by the Companies upon thirty (30) days or less notice without payment penalty.
     (b) pursuant to Section 6.2, true and complete copies of all Material Contracts will be made available to Contributee.
     (c) Each Material Contract (other than such Material Contracts with respect to which all performance and payment obligations have been fully performed or otherwise discharged by the Companies or a party thereto prior to the Closing) (i) is in full force and effect and (ii) represents the legal, valid and binding obligation of the Companies and, to the Knowledge of Contributors and the Companies, represents the legal, valid and binding obligation of the other parties thereto, in each case enforceable in accordance with its terms. No Company is in breach of any Material Contract, and has received any written or, to the Knowledge of Contributors and the Companies, oral notice of termination or breach of any Material Contract.
          4.10 Intellectual Property. The Companies own or have the right to use pursuant to license, sublicense, agreement or otherwise all items of Intellectual Property required in the operation of their business as presently conducted, (b) no party has asserted in writing against any Company a claim that such Company is infringing on the Intellectual Property of such third party and (c) to the Knowledge of Contributors and the Companies, no third party is infringing on the Intellectual Property owned by the any Company. Section 4.10 of the Disclosure Schedules sets forth a list of all software licenses to which each Company is a party and all Intellectual Property used by the Companies. All Data relating to, or in any way affecting, the Assets has been (or will have been prior to Closing) made available to Contributee for inspection and/or copying, and all files to be furnished or made available to Contributee by Contributors or the Companies hereunder are the complete files and were maintained by Contributors and the Partnership in the course of its ownership of the Assets.
          4.11 Employee Benefit Plans.
     (a) The Employee Benefit Plans established, maintained, contributed to, or required to be contributed to by the Companies or any ERISA Affiliate of the Companies (other than Employee Benefit Plans sponsored by Administaff) are set forth on Schedule 4.11(a). The Companies do not sponsor any Employee Benefit Plans. As used in this Agreement, “Employee Benefit Plan” means any plan, program, policy, practice, agreement or other arrangement providing compensation or benefits in any form to any current or former employee, co-employee, independent contractor, officer or director of the Companies or an ERISA Affiliate of the Companies or any beneficiary or dependent thereof, whether written or unwritten, formal or informal, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (“Employee Welfare Benefit Plan”), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) (“Employee Pension Benefit Plan”) and any other pension, profit sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, equity compensation, severance, employment, consulting, unemployment, hospitalization or other medical, life or other insurance, long or short-term disability, change of control, fringe benefit or any other similar plan, program or policy. “ERISA Affiliate” means any entity which has ever been considered a single employer with a Contributor or a Company, as applicable, under Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.
     (b) With respect to each Employee Benefit Plan (other than Employee Benefit Plans sponsored by Administaff), the Contributors have provided Contributee with a true, correct and complete copy of: (i) each writing constituting a part of such Employee Benefit Plan (including, but not limited to, the plan document(s), adoption agreement, prototype or volume submitter documents, trust agreement, annuity contract, third party administrative contracts and insurance contracts) and all amendments thereto; (ii) the three most recent Annual Reports (Form 5500 Series) including all applicable schedules, if required; (iii) the current summary plan description and any material modifications thereto, if required to be furnished under ERISA, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the IRS, if any, or if an application for a determination letter is pending, the application with all attachments; (v) all notices received by the Contributors or the Companies or their respective ERISA Affiliates by the IRS, Department of Labor, Pension Benefit Guaranty Corporation or other governmental agency relating to such Employee Benefit Plan; and (vi) a written description of each oral Employee Benefit Plan.
     (c) No Employee Benefit Plan is intended to be “qualified” within the meaning of Section 401(a) of the Code.
     (d) The Companies have (i) filed or caused to be filed all returns and reports on the Employee Benefit Plans that are required to be filed by the Companies or any Affiliate of the Companies and (ii) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. All other fees, interest, penalties and assessments that are payable by or for the Companies and their Affiliates relating to the Employee Benefits Plans have been timely reported, fully paid and discharged. There are no unpaid fees, penalties, interest or assessments due from the Companies or, to the Knowledge of Contributors, from any other person or entity relative to any Employee Benefit Plan. The Companies and their respective Affiliates have collected or withheld all amounts that are required to be collected or withheld by them to discharge their obligations with respect to the Employee Benefit Plans, and all of those amounts have been paid to the appropriate governmental authority or set aside in appropriate accounts for future payment when due.
     (e) No Employee Welfare Benefit Plan sponsored or maintained by Contributors or a Company is subject to Section 419A of the Code. All Employee Welfare Benefit Plans sponsored or maintained by Contributors or a Company that are required to comply with the health care continuation coverage (“COBRA”) provisions of ERISA and the Code or similar state Laws have complied with such requirements.
     (f) All contributions required to be made to any Employee Benefit Plan (or to any person pursuant to the terms thereof) by the Contributors, the Companies or their respective ERISA Affiliates have been timely made or the amount of such payment or contribution obligation has been reflected in the financial statements of the Contributors or the Companies.
     (g) The Companies and their Affiliates have complied, and are now in compliance with all provisions of ERISA, the Code and all Laws and regulations applicable to the Employee Benefit Plans. Neither the Companies, nor any of their respective Affiliates has engaged in any prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, as a fiduciary or party in interest with respect to any Employee Benefit Plan which could reasonably be expected to result in any liability, and, to the Knowledge of the Contributors, (i) no prohibited transaction has occurred with respect to any Employee Benefit Plan and (ii) no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of assets of any Employee Benefit Plan.
     (h) Neither the Companies, nor any ERISA Affiliate of the Companies has, within the six (6) year period preceding the date of this Agreement and the Closing Date, sponsored, maintained, contributed to or been required to contribute to any employee benefit plan subject to Title IV of ERISA or Section 412 of the Code. No current or former Employee Welfare Benefit Plan sponsored or maintained by Contributors or a Company is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA. No current or former Employee Pension Benefit Plan is a multiemployer plan as defined in Section 3(37) of ERISA.
     (i) The Contributors, the Companies and their respective Affiliates have not offered to provide life, health or medical benefits or insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual’s employment, except to the extent required by the COBRA provisions in ERISA and the Code or similar provisions of state Law.
     (j) The consummation of the transactions contemplated by this Agreement will not, either alone or in connection with termination of employment or any other event, (i) entitle any current or former employee, co-employee, independent contractor, director or officer of the Contributors, the Companies, or their respective Affiliates to severance pay, any change in control payment or any other payment except as provided in this Agreement, (ii) accelerate the time of payment or vesting, change the form or method of payment or increase the amount of compensation due, any such employee, co-employee, independent contractor, director or officer, (iii) entitle any such employee, co-employee, independent contractor, director or officer to any gross up or similar payment in respect of the excise tax described in Section 4999 of the Code, or (iv) result in the disallowance of a deduction under Section 280G of the Code or an excise tax under Section 4999 of the Code with respect to any such payment. Neither the Contributors, the Companies, nor any of their respective Affiliates has taken any action that would result in its incurring any obligation for any payments or benefits described in subsections (i), (ii) or (iii) of this Section 4.11(j) (without regard to whether the transactions contemplated by this Agreement are consummated).
     (k) As of the date of this Agreement, there are no suits, actions, proceedings, investigations, claims or orders pending or, to the Knowledge of the Contributors, threatened against the Contributors, the Companies, any of their respective Affiliates or any Employee Benefit Plan sponsored or maintained by the Companies, related to any such Employee Benefit Plan (other than claims in the ordinary course of business). As of the date of this Agreement, no Employee Benefit Plan sponsored or maintained by the Companies is subject to any ongoing audit, investigation or other administrative proceeding of any governmental entity, and no such Employee Benefit Plan is the subject of any pending application for administrative relief under any voluntary compliance program or closing agreement program of the IRS or the Department of Labor.
     (l) Neither the Contributors, the Companies, nor any ERISA Affiliate has a formal plan, commitment or proposal, whether legally binding or not, nor has any of them made a commitment to employees, co-employees, officers, directors, consultants or independent contractors to create any additional Employee Benefit Plan or modify, change or terminate any existing Employee Benefit Plan, and no such plan, commitment or proposal is under serious consideration. To the Knowledge of the Contributors, no events have occurred or are expected to occur with respect to any Employee Benefit Plan that would cause a material change in the cost of providing the benefits under such plan or would cause a material change in the cost of providing for other liabilities of such plan.
     (m) None of the assets of any Employee Pension Benefit Plan include “qualifying employer securities” or “qualifying employer real property” within the meaning of Section 407(d) of ERISA.
     (n) Each Employee Benefit Plan sponsored or maintained by a Company that is a “group health plan,” as defined in Section 607(1) of ERISA, Section 5000(b)(1) of the Code or 45 C.F.R. Section 160.103, has been operated at all times in compliance with the provisions of HIPAA and any applicable, similar state Law. As used in this Agreement, “HIPAA” means the provisions of ERISA and the Code enacted by the Health Insurance Portability and Accountability Act of 1996, including any regulations thereunder, and the regulations promulgated by the United States Department of Health and Human Services as set forth in 45 C.F.R. Parts 160, 162, and 164.
     (o) Each Employee Pension Benefit Plan that is not qualified under Section 401(a) of the Code is exempt from Parts 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees pursuant to Section 201(2), 301(a)(3) and 401(a)(1) of ERISA and each such plan has been maintained in good faith compliance with Section 409A of the Code. No assets (including, but not limited to, any Asset) of the Contributors or the Companies are allocated to or held in a “rabbi trust” or similar vehicle with respect to any such plan.
     (p) Montierra has entered into an agreement with Administaff (the “Administaff Agreement”) under which Administaff and Montierra are co-employers of the individuals performing services for Montierra. Montierra has provided Contributee with a true, correct and complete copy of the agreement with Administaff, including, without limitation, all addenda, schedules, exhibits and other attachments thereto. Pursuant to the Administaff Agreement, Administaff is responsible for, among other things, paying salaries and wages, complying with reporting and payment of federal and state payroll taxes, and providing benefits to the individuals performing services for

Montierra. Montierra has complied in all material respects with its responsibilities under the Administaff Agreement. Except with respect to benefits provided pursuant to the Administaff Agreement to individuals performing services for Montierra, Contributors and the ERISA Affiliates of Contributors have not established, maintained, contributed to or been required to contribute to any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA. During the past six years, neither Contributors nor any ERISA Affiliate of Contributors have established, maintained, contributed to, or been required to contribute to any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA. The Contributors and their ERISA Affiliates have paid and discharged promptly when due all liabilities and obligations arising under ERISA or the Code of a character which if unpaid or unperformed would result in the imposition of a lien against the Assets.
          4.12 Compliance with Laws; Permits.
     (a) Each Company is in compliance with all applicable Laws.
     (b) To the Knowledge of Contributors and the Companies, the Wells that are Cost Bearing Assets have been and are currently operated in compliance with all Laws issued or promulgated by all Governmental Authorities having jurisdiction with respect to the Assets.
     (c) To the Knowledge of the Contributors and the Companies (i) each Company possesses all Permits necessary to own their respective assets and operate its respective business as currently conducted, and (ii) all such Permits are in full force and effect. There are no lawsuits or other proceedings pending or, to the Knowledge of Contributors and the Companies, threatened in writing before any Governmental Authority that seek the revocation, cancellation, suspension, or adverse modification thereof. To the Knowledge of the Contributors and the Companies, each Company has complied with all requirements and has taken all actions necessary to obtain and maintain the applicable Permits in full force and effect.
          4.13 Insurance. Section 4.13 of the Disclosure Schedules contains a summary description of all material policies of property, fire and casualty, product liability, workers’ compensation and other insurance held by or for the benefit of the Companies as of the date of this Agreement. All policies are in effect, and the Company has not received any rejected claim notice, any notice of cancellation. To the Knowledge of Contributors and the Companies, all

policies are capable of being renewed in substantially the same coverages and coverage amounts upon payment of a reasonably similar premium payment.
          4.14 Labor Relations; Employment Matters.
     (a) Section 4.14 of the Disclosure Schedules identifies all Employees by name; identity of the employer; position or job title; initial date of hire; seniority or service credit date if different from initial date of hire; status (whether active or on leave absence, and if on leave, the type of leave); compensation by type (base salary, commission, bonus, and the like); and accrued but unused vacation, sick or other paid leave and the rate at which such paid leave is accrued.
     (b) (i) No Company is a party to, bound by, or negotiating any collective bargaining agreement or other labor union contract; (ii) there are no current or to the Knowledge of the Contributors and the Companies, threatened organizational campaigns, petitions or other unionization activities with respect to the Employees and there have not been any such activities within the past three (3) years; (iii) there is no current, pending, or, to the Knowledge of the Contributors and the Companies, threatened strikes, disputes, slowdowns, work stoppages or other labor controversy involving any Company or the Employees and there have not been any such activities within the past three (3) years; (iv) there are no unfair labor practice complaints or any union representation questions or certification petitions involving any Company or any Employee pending before the National Labor Relations Board and there have been no such complaints, questions or petitions within the last three (3) years.
     (c) (i) No Company is a party to any Contract or agreement of employment or to provide consulting or personal services that cannot be terminated at will without notice by and at no expense to such Company; (ii) each Company has timely paid or made provision for payment of, and has properly accrued for in the Unaudited Financial Statements, all accrued salaries, wages, commissions, bonuses, severance pay, vacation, sick, and other paid leave with respect to any current or former employee or on account of employment; (iii) no severance payment, stay-on or incentive payment, change-in-control payment, vacation, sick or other paid leave payment, or similar payment or obligation will be owed by any Company to any director, officer, Employee or other persons upon consummation of, or as a result of, the transactions contemplated by this Agreement, nor will any such director, officer, Employee or other person be entitled to any such payments a result of the transactions contemplated by this Agreement in the event of the subsequent termination of his or her employment or relationship; (iv) no current or former employee or person claiming to be or have been an employee has a right to be recalled, reinstated, or restored to employment under any agreement, law, or policy or practice of any Company; (v) no Company is a party to, or otherwise bound by, any Order or settlement with respect to any current or former employee, the terms and conditions of employment, or the working conditions of any employee; (vi) no Company has or is required by applicable Law to have an affirmative action plan; (vii) each Company has complied with the Older Workers’ Benefit Protection Act with respect to any waivers of liability under the Age Discrimination in Employment Act obtained by it in the last 300 days; and (viii) no Company has had a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act (“WARN”) within the last four year (4) years.
     (d) Each Company has complied, and is in compliance, with all Laws (including the common law) relating to employment and employment practices, terms and conditions of employment, labor relations, wages, hours of work and overtime, worker classification, employment-related immigration and authorization to work in the United States, occupational safety and health, and privacy of health information. There are no pending or, to the Knowledge of the Contributors and the Companies, threatened Proceedings of any kind and in any forum by or on behalf of any present or former employee, applicant, person claiming to be an employee, or any classes of the foregoing, alleging or concerning a violation of, or compliance with, any Law (including the common law) relating to employment and employment practices, terms and conditions of employment, labor relations, wages, hours of work and overtime, worker classification, employment-related immigration and authorization to work in the United States, occupational safety and health, or privacy of health information, and there have been no such Proceedings within the past three (3) years. There is no current or, to the Knowledge of the Contributors and the Companies, threatened Proceeding in any forum in which any current or former director, officer, Employee or agent of any Company is or may be entitled to indemnification. No Company has breached and is not in breach of any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis.
          4.15 Defensible Title; Special Warranty on Montierra Assets.
     (a) Defensible Title. Montierra and the Partnership, individually or collectively, have Defensible Title to the Assets.

     (b) Special Warranty on Montierra Assets. Notwithstanding any terms and provisions of this Agreement or the Montierra Conveyances to the contrary, and except as otherwise provided in this Section 4.15(b), Contributors make no warranty of title of any kind and character, whether express, implied, statutory or otherwise, with respect to the Montierra Assets, and the Montierra Conveyances shall be made without warranty of title of any kind and character, whether express, implied, statutory or otherwise; provided, however, (a) that solely in this Agreement (and not in the Montierra Conveyances), Montierra hereby agrees to warrant and forever defend title unto the Partnership and its successors and assigns, against the claims and demands of all Persons claiming, or to claim the same, or any part thereof, by, through, or under Montierra, but not otherwise, as to (i) an undivided 43.31066% interest in and to the Hemus Properties, (ii) the undivided percentage interests in and to the Additional Properties as set forth in Section 4.15(b) of the Disclosure Schedule, (iii) any interest in the Hemus Properties or the Additional Properties that was previously conveyed by Montierra to Co-Invest under the Unrecorded Co-Invest Conveyances and which, as a result of an Unrecorded Co-Invest Conveyance being defective in whole or in part, is determined not to have been conveyed to Co-Invest and to still be owned by Montierra, and (iv) any interest in the Lands that was previously conveyed by Montierra to the Partnership under the Unrecorded Partnership Conveyances and which, as a result of an Unrecorded Partnership Conveyance being defective in whole or in part, is determined not to have been conveyed to the Partnership and to still be owned by Montierra, and (b) the Montierra Conveyances shall include, to the extent transferable and permitted by law, the benefit of and the right to enforce the covenants, representations and warranties, if any, that Montierra is entitled to enforce with respect to the Montierra Assets.
          4.16 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by any Company.
          4.17 Preferential Rights. Except as set forth in Section 3.3(c) and Section 3.3(d), none of the Assets (or any portion thereof) is subject to any Preferential Rights, restrictions on assignment, or required third-party consents to assignment, which may be applicable to the transactions contemplated by this Agreement.
          4.18 Production Balances. No party is entitled to “make-up” or otherwise receive deliveries of production attributable to the Partnership’s interest in the Assets at any time after the Effective Time without paying at such time the full contract price therefor, and there are no Imbalances that allow any party to “make-up” production at any time after the Effective Time under any operating agreement, gas balancing and storage agreement, gas transportation or exchange agreement, gas processing or dehydration agreement, or other similar agreements relating to the Assets has not sold or assigned any easement, in whole or in part, or any undivided interest therein to any party whatsoever.
          4.19 Insider Interests. No member, manager, partner, director, shareholder, officer, employee, or Affiliate of any Company or any associate thereof is presently, directly or indirectly, a party to any transaction with any Company, including, without limitation, any agreement, arrangement, or understanding, written or oral, providing for the employment of, furnishing of services by, rental of real or personal property from, or otherwise requiring payments to any such member, manager, partner, director, shareholder, officer, employee, Affiliate, or associate thereof.
          4.20 Receivables. All receivables (including accounts and notes receivable, employee advances, and accrued interest receivables) of the Companies as reflected on the Unaudited Financial Statements or arising since the date thereof are valid obligations of the respective makers thereof and have arisen in the ordinary course of business for goods or services delivered or rendered, are not subject to any valid defenses, counterclaims, or set offs, and have been collected or are collectible in full at their recorded amounts in the ordinary course of business without resort to litigation or other extraordinary collection efforts, net of all cash discounts and doubtful accounts as reflected on the Unaudited Financial Statements (in the case of receivables so reflected) or on the books of the Companies (in the case of receivables arising since the date thereof). The allowances for doubtful accounts reflected on the Unaudited Financial Statements and on the books of the Companies were determined in accordance with generally accepted accounting principles and were and are reasonable in light of historical data and other relevant information.
          4.21 Bank Accounts and Powers of Attorney. Section 4.21 of the Disclosure Schedules includes (i) the name and address of each bank or other financial institution with which the Companies has an account or safe deposit box or vault, the account and safe deposit box and vault numbers thereof, the purpose of each thereof, and the names of all persons authorized to draw thereon or to have access thereto, (ii) the names of all persons authorized to borrow funds on behalf of the Companies and the names and addresses of all entities from which they are authorized to borrow funds, and (iii) the names of all persons, if any, holding proxies, powers of attorney, or other like instruments from any Company. No such proxies, powers of attorney, or other like instruments are irrevocable.

          4.22 Illegal Payments. None of the Companies or any director, officer, employee, or agent of the Companies has, directly or indirectly, paid or delivered any fee, commission, or other sum of money or item of property however characterized to any broker, finder, agent, government official, or other person, in the United States or any other country, in any manner related to the business or operations of the Companies, which the Companies or any such director, officer, employee, or agent knows or has reason to believe to have been illegal under any applicable Law.
          4.23 Offerings of Securities. All securities which have been offered or sold by any Company have been registered pursuant to the Securities Act and applicable state securities Laws or were offered and sold pursuant to valid exemptions therefrom. No registration statement, prospectus, private offering memorandum, or other information furnished (whether in writing or orally) to any offeree or purchaser of such securities, at the time such registration statement became effective (in the case of a registered offering) or at the time of delivery of such registration statement, prospectus, private offering memorandum, or other information, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. No Company has any obligation to register any of its securities under the Securities Act.
          4.24 Unrecorded Co-Invest Conveyances. Section 4.24 of the Disclosure Schedule contains a full and complete list of all of the Unrecorded Co-Invest Conveyances.
          4.25 Books and Records. The books of account, minute books, membership interest transfer books and other records of the Companies, all of which have been made available to the Contributee, are (i) complete and correct, (ii) accurately and fairly reflect in reasonable detail the transactions and dispositions of the assets of the issuer; and (iii) maintained in accordance with a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary (I) to permit preparation of financial statements in conformity with generally accepted accounting principles and (II) to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The minute books of the Companies contain accurate and complete records of all meetings held of and action taken by the members and managers of the Companies and no meeting of such members or of any such managers has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Contributee.
          4.26 Unrecorded Partnership Conveyances. Section 4.26 of the Disclosure Schedule contains a full and complete list of all of the Unrecorded Partnership Conveyances.

ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATING TO CONTRIBUTEE
     Contributee hereby represents and warrants to Contributors as follows:
          5.1 Organization. Contributee is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware.
          5.2 Authorization; Enforceability. Contributee has all requisite limited partnership power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The Conflicts Committee of the Contributee GP has (i) determined that the transactions contemplated by this Agreement and the terms and conditions hereof are fair and reasonable to Contributee; (ii) provided all necessary approvals to the Board of Directors of the Contributee GP as required by the Amended and Restated Limited Partnership Agreement of Contributee dated October 27, 2006 and the Conflicts Committee Charter of the Contributee GP; and (iii) recommended to the Board of Directors of the Contributee GP that the transactions contemplated by this Agreement be approved and authorized. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by Contributee and the Board of Directors of the Contributee GP, and no other limited partnership proceeding on the part of Contributee or the Contributee GP is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Contributee, and this Agreement constitutes a valid and binding obligation of Contributee, enforceable against Contributee in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
          5.3 No Conflict; Consents. The execution and delivery of this Agreement by Contributee and the consummation of the transactions contemplated hereby by Contributee do not and shall not:
     (a) violate any Law applicable to Contributee or require any filing with, consent, approval or authorization of, or, notice to, any Governmental Authority;
     (b) violate any Organizational Document of Contributee; or

     (c) require any filing with or permit, consent or approval of, or the giving of any notice to, any Person.
          5.4 Litigation. As of the date of this Agreement (a) there are no lawsuits or actions before any Governmental Authority pending or threatened in writing against Contributee that would reasonably be expected to have a Material Adverse Effect on the ability of Contributee to perform its obligations under this Agreement and (b) there are no orders or unsatisfied judgments from any Governmental Authority binding upon Contributee that would reasonably be expected to have a Material Adverse Effect on the ability of Contributee to perform its obligations under this Agreement.
          5.5 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by any Company.
          5.6 Independent Investigation. Contributee and its representatives have undertaken an independent investigation and verification of the business, operations and financial condition of the Companies. Except for the representations and warranties made by Contributors in this Agreement or in any certificate or written statement furnished or to be furnished to Contributee pursuant to this Agreement or in connection with the transactions contemplated hereby, the Contributee acknowledges that there are no representations or warranties, whether oral or written, express or implied, as to the condition (financial or otherwise), assets, liabilities, operations, business or prospects of each Company, as to the accuracy or completeness of information obtained by Contributee during its investigation of each Company, and in entering into and performing this Agreement, Contributee has relied and will rely solely upon its independent investigation of, and judgment with respect to, each Company, its value and the Interests.
          5.7 SEC Filings. Contributee has heretofore filed all forms, reports, registration statements, definitive proxy statements, schedules and other materials with the SEC required to be filed pursuant to the Exchange Act or other federal securities Laws since October of 2006 (the “SEC Reports”). As of their respective dates, or, if applicable, the dates such SEC Reports were amended prior to the date hereof, the SEC Reports (including, without limitation, all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein) complied in all material respects with all applicable requirements (including but not limited to the Sarbanes-Oxley Act to the extent then in effect and applicable) of the Securities Act or the Exchange Act, as applicable, and other federal securities

Laws as of the date thereof. The SEC Reports, when filed and as amended from time to time, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward looking statements, or the completeness of any information furnished by Contributee to the SEC solely for purposes of complying with Regulation FD promulgated by the SEC under the Exchange Act or other information that is treated by SEC regulations as not being “filed” for the purposes of the Exchange Act.
          5.8 Taxes. Except as set forth in the Disclosure Schedules, (a) all Tax Returns required to be filed by the Contributee have (and as of the Closing Date will have) been timely filed (taking into account any extension of time to file granted or obtained) for all Taxable periods and such returns are correct in all material respects, except where any such failure to file would not have a Material Adverse Effect on the Contributee, (b) all Taxes due on such Tax Returns have been paid, will be timely paid prior to the Closing Date or are adequately reserved against in the Contributee’s financial statements, (c) there are no Liens on any of the Assets of the Contributee that arose in connection with any failure to pay any Tax (other than Permitted Liens), (d) there is no claim or adjustment with respect to Contributee pending by any Governmental Authority in connection with any Tax of Contributee for a period on or before the Effective Time, (e) no Tax Returns of Contributee are under audit or examination by any Governmental Authority, (f) there are no agreements or waivers currently in effect that provide for an extension of time with respect to the filing of any Tax Return of Contributee (other than income Tax Returns) or the assessment or collection of any Tax, (g) to the Knowledge of the Contributee, no claim has been made by any Governmental Authority in a jurisdiction where the Contributee does not file a Tax Return that the Contributee is or may be subject to taxation in that jurisdiction, (h) the Contributee has complied with all applicable Laws relating to the payment and withholding of Taxes, and has duly and timely withheld and paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid under all applicable Laws, and (i) for each taxable year of the Contributee beginning with 2006, ninety percent (90%) or more of the Contributee’s gross income has been or is reasonably expected to be “qualifying income” within the meaning of Code Section 7704(d).

ARTICLE VI
COVENANTS
          6.1 Conduct of Business.
     (a) From the date of this Agreement through the Closing, Contributors shall cause the Companies to operate its business in the ordinary course and, without limiting the generality or effect of the foregoing, Contributors will use their Reasonable Efforts to cause each Company to preserve intact its business and its relationships with customers, suppliers, and others having business relationships with the Companies, in each case in all material respects.
     (b) Without limiting the generality or effect of Section 6.1(a), and except for the Restructuring, prior to the Closing, Contributors shall cause the Companies not to, and Contributors and the Companies shall not take any action to permit any Company to:
     (i) amend its Organizational Documents;
     (ii) liquidate, dissolve, recapitalize or otherwise wind up its business;
     (iii) except as required by Law or in the ordinary course of business, (A) grant or increase any bonus, salary, severance, termination or other compensation or benefits or other enhancement to the terms or conditions of employment to any of its Employees, (B) make any change in its key management structure or (C) adopt, enter into or amend in any material respect any Employee Benefit Plan;
     (iv) change its accounting methods, policies or practices, except as required by applicable Law;
     (v) sell, assign, transfer, lease or otherwise dispose of any material non-current assets except pursuant to the terms of a Material Contract or this Agreement (including Section 7.2);
     (vi) make any capital expenditure other than as permitted in Section 2.5(a) hereof;
     (vii) incur any indebtedness outside the ordinary course of business consistent with past practices of any Company;

     (viii) merge or consolidate with, or purchase substantially all of the assets or business of, or equity interests in, or make an investment in any Person (other than extensions of credit to customers in the ordinary course of business or in accordance with the terms of a Material Contract or this Agreement, including Section 7.2);
     (ix) issue or sell any equity interests, notes, bonds or other securities of any Company (except for inter-company loans from or to any Contributor or its Affiliates in the ordinary course of business), or any option, warrant or right to acquire same, other than in accordance with this Agreement (including Section 7.2);
     (x) amend any Tax Return or settle or compromise any federal, state, local or foreign Tax liability or enter into any agreement or preliminary settlement with any Governmental Authority concerning Taxes; make any Tax election except elections consistent with past practices and that are required to be made in connection with Tax Returns filed for any Tax period ending on or prior to the Closing Date; file with, or provide to, any Governmental Authority any waiver extending the statutory period for assessment or reassessment of Taxes or any other waiver of restrictions on assessment or collection of any Taxes; or
     (xi) agree, whether in writing or otherwise, to do any of the foregoing.
6.2 Access. From the date hereof through the Closing, Contributors and the Companies shall afford to Contributee and its authorized Representatives reasonable access, during normal business hours, and such hours outside of normal business hours as Contributee may reasonably request, and in such manner as not to unreasonably interfere with normal operation of the business, to the properties, books, contracts, records and appropriate officers and employees of the Companies, and shall furnish such authorized Representatives with all financial and operating data and other information concerning the affairs of the Companies as Contributee and such Representatives may reasonably request. Contributors shall have the right to have a Representative present at all times during any such inspections, interviews and examinations. Notwithstanding the foregoing, Contributee shall have no right of access to, and Contributors shall have no obligation to provide to Contributee, information relating to (i) bids received from others in connection with the transactions contemplated by this Agreement (or similar transactions) and information and analyses (including financial analyses) relating to such bids; (ii) any information the disclosure of which would jeopardize any privilege available to the

Companies or Contributors relating to such information or would cause the Companies or Contributors to breach a confidentiality obligation; or (iii) any information the disclosure of which would result in a violation of Law. Contributee and Contributors shall cooperate to ensure that the provision of access hereunder to Contributee and its authorized Representatives shall comply in all respects with the FERC’s Standards of Conduct for Transmission Providers set forth in 18 C.F.R. Part 37, et al. CONTRIBUTEE RECOGNIZES AND AGREES THAT ALL MATERIALS MADE AVAILABLE TO IT IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY, WHETHER MADE AVAILABLE PURSUANT TO THIS SECTION OR OTHERWISE, ARE MADE AVAILABLE TO IT AS AN ACCOMMODATION, AND WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND AS TO THE ACCURACY AND COMPLETENESS OF SUCH MATERIALS, OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT. EXCEPT FOR AND WITHOUT ANY LIMITATION WHATSOEVER ON THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR IN ANY CERTIFICATE OR WRITTEN STATEMENT FURNISHED, OR TO BE FURNISHED TO CONTRIBUTEE PURSUANT TO THIS AGREEMENT OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, NO WARRANTY OF ANY KIND IS MADE BY CONTRIBUTORS AS TO THE INFORMATION SUPPLIED TO CONTRIBUTEE OR WITH RESPECT TO THE ASSETS AND INTERESTS TO WHICH THE INFORMATION RELATES, AND CONTRIBUTEE EXPRESSLY AGREES THAT ANY CONCLUSIONS DRAWN THEREFROM SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT. ALL SUCH INFORMATION OBTAINED BY CONTRIBUTEE OR CONTRIBUTEE’S AUTHORIZED REPRESENTATIVES SHALL BE MAINTAINED BY CONTRIBUTEE OR CONTRIBUTEE’S AUTHORIZED REPRESENTATIVES IN STRICT CONFIDENCE, AND SHALL BE USED BY CONTRIBUTEE SOLELY IN CONNECTION WITH ITS EVALUATION OF THE ASSETS AND INTERESTS, AND SHALL NOT BE DISCLOSED TO ANY OTHER PARTY, PRIOR TO CLOSING, WITHOUT CONTRIBUTORS’ PRIOR WRITTEN CONSENT. SUCH ACCESS, EXAMINATION AND INSPECTION SHALL BE AT CONTRIBUTEE’S SOLE RISK, COST AND EXPENSE AND CONTRIBUTEE WAIVES AND RELEASES ALL CLAIMS AGAINST CONTRIBUTORS AND CONTRIBUTOR INDEMNIFIED PARTIES ARISING IN ANY WAY THEREFROM OR IN ANY WAY CONNECTED. CONTRIBUTEE SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS CONTRIBUTORS AND CONTRIBUTOR INDEMNIFIED PARTIES FROM ANY AND ALL CLAIMS, ACTIONS, CAUSES OF ACTION LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES (INCLUDING, WITHOUT LIMITATION, COURT COSTS AND ATTORNEYS FEES), OR LIENS OR ENCUMBRANCES FOR

LABOR OR MATERIALS, ARISING OUT OF OR IN ANY WAY CONNECTED WITH SUCH MATTERS, EXCEPTING ANY SUCH MATTERS WHICH ARISE AS A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF CONTRIBUTORS OR CONTRIBUTOR INDEMNIFIED PARTIES. THE FOREGOING RELEASE AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SINGLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY. THE PARTIES HERETO AGREE THAT THE FOREGOING COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.
          6.3 Third Party Approvals. Contributee and Contributors shall (and shall each cause their respective Affiliates to) use Reasonable Efforts to obtain all material consents and approvals of third parties that any of Contributee, the Companies, or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby.
          6.4 Books and Records. From and after the Closing, Contributee shall preserve and keep a copy of all books and records relating to the business or operations of the Companies on or before the Closing Date in Contributee’s possession for a period of at least five (5) years after the Closing Date. After such five (5) year period, before Contributee shall dispose of any such books and records, Contributee shall give Contributors at least ninety (90) days’ prior notice to such effect, and Contributors shall be given an opportunity, at their cost and expense, to remove and retain all or any part of such books and records as Contributors may select. Contributee shall provide to Contributors, at no cost or expense to Contributors, full access to such books and records as remain in Contributee’s possession and full access to the properties and employees of Contributee and the Companies in connection with matters relating to the business or operations of the Companies on or before the Closing Date and any disputes relating to this Agreement.
          6.5 Permits. The Companies shall provide all notices and otherwise take all actions required to transfer or reissue any Permits, including those required under Environmental Laws, as a result of or in furtherance of the transactions contemplated by this Agreement. The Companies shall cooperate with Contributee to provide information necessary to apply for such Permits.

          6.6 Acquisition Proposals. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement, none of the Partnership, or any Affiliate thereof shall, directly or indirectly, (i) solicit, initiate, or knowingly encourage any Acquisition Proposal (defined below) or (ii) engage in discussions or negotiations with, or disclose any nonpublic information relating to the Companies to, any Person that is considering making or has made an Acquisition Proposal. The Companies and their Affiliates shall immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal and shall promptly request each such Person who has heretofore entered into a confidentiality agreement in connection with an Acquisition Proposal to return to Contributors and the Companies all confidential information heretofore furnished to such person by or on behalf of any of Contributors or the Companies. If any of Contributors, the Companies or any of their respective Affiliates shall hereafter receive any Acquisition Proposal, Contributors and the Companies shall immediately communicate the terms of such proposal to Contributee. The term “Acquisition Proposal,” as used herein, means any offer or proposal for, or any indication of interest in, a merger, sale consolidation or other business combination involving the Companies or its assets or the acquisition of any equity interest in the Companies, other than the transactions contemplated by this Agreement.
          6.7 Financial Statements. Prior to Closing, Contributors shall provide to Contributee an unaudited balance sheet as of the period ending December 31, 2006, and statements of earnings and statements of cash flow as of and for the twelve month period ended as of such date, of the Companies. Contributors shall use commercially reasonable efforts to assist Contributee in preparing financial statements of the Companies in such form and covering such periods as may be required by any applicable securities Laws to be filed with the SEC by Contributee as a result of the transactions contemplated by this Agreement and the acquisition of the Companies by Contributee.
          6.8 Representation Letters. Contributors shall use its commercially reasonable efforts to cause the independent public accountants of the Companies to provide any consent necessary to the filing of such financial statements with the Securities and Exchange Commission and to provide such customary representation letters as are necessary in connection therewith.
          6.9 Employee and Benefit Matters.
     (a) All Employees will be hired by Contributee as of the Closing Date. Such

Employees shall be paid at least equal to the annual salary amounts set in Section 4.14 of the Disclosure Schedule. Contributee shall recognize, and shall cause all benefit plans covering employees of Contributee to recognize, prior service with Contributors and the Companies as employment with Contributee for purposes of satisfying all waiting period, eligibility and vesting requirements in those plans. Contributee shall cause all Employees who are hired by Contributee on a full-time basis to be eligible immediately for benefits in Contributee’s benefit plans. The Companies and Contributee will have no liability (contingent or otherwise) under or in connection with the Administaff Agreement.
     (b) Upon Closing, Contributee will grant the Employees 168,421 Contributee Long Term Incentive Plan Units. The allocation among the Employees of the granted units, shall be determined by Joseph A. Mills, with the approval of the board of managers of Contributee GP. The units issued to the Employees shall have a three (3) year vesting period commencing at the Closing Date (with no portion vested at the Closing); however, the Employees will receive, on a current basis, quarterly cash distributions on both the vested and unvested portions of the granted units. In addition, over time post-Closing, Contributee shall grant a high percentage of the remaining unallocated Contributee Long Term Incentive Plan Units to the Employees and other executives of Contributee.
ARTICLE VII
TAX MATTERS
          7.1 Character and Treatment of Transaction.
     (a) Contribution Transaction. Contributee and Contributors agree to the treat the contribution of the Interests pursuant to Section 2.1 and Section 2.2 as a contribution by Contributors to the Contributee in exchange for Contributee Units pursuant to Code Section 721(a) and the Regulations promulgated thereunder, and the assumption of the Qualified Indebtedness pursuant to Regulation 1.707-5(a)(1). The entire Qualified Indebtedness is intended, and the parties expect it, to qualify as a “qualified liability” under Regulation 1.707-5(a)(6).
     (b) Valuations and Allocations. The parties shall agree to an allocation of the Agreed Value among the Assets prior to the Closing Date (the “Allocation”).
     (c) Allocation Consistency. Contributors and Contributee shall report the transactions contemplated hereby on all Tax Returns, including, but not limited to, for purposes of future allocations under Code Section 704(c), in a manner consistent with the Allocation. If, contrary to the intent of the parties hereto as expressed in this Section 7.1(c), any Taxing authority makes or proposes an allocation different from the Allocation, Contributors and Contributee shall cooperate with each other in good faith to contest such Taxing authority’s allocation (or proposed allocation), provided, however, that, after consultation with the party (or parties) adversely affected by such allocation (or proposed allocation), the other party (or parties) hereto may file such protective claims or Tax Returns as may be reasonably required to protect its (or their) interests.
          7.2 Pre-Closing Restructuring. Prior to Closing, Contributors shall cause the following to occur (the “Restructuring”):
     (a) Conversion of ICC; Transfer of Assets. Montierra shall cause ICC to convert from a corporation to a limited liability company and will not elect to have such limited liability company taxed as an association taxable as a corporation. Montierra shall transfer all of the Montierra Assets in accordance with Section 4.15(b) (other than the Assets already held by the Partnership) and the equity interests of ICC to the Partnership, in a manner and on a form reasonably acceptable to Montierra and Contributee, together with all Data pertaining to the Montierra Assets and Contributee shall assume all liabilities associated with the Montierra Assets so conveyed.
     (b) Distribution of Special Limited Partnership Interest. Montierra shall cause ICC to distribute to Montierra its special limited partnership interest in the Partnership.
     (c) Assumption of Qualified Indebtedness. The Partnership shall assume from Montierra all of Montierra’s obligations to satisfy the Qualified Indebtedness, and Contributee hereby covenants to satisfy, or cause the Partnership to satisfy, in full the Qualified Indebtedness immediately following Closing.
     (d) Section 754 Election. Contributors shall make a protective election under Code Section 754 for each Interest contributed.
     (e) Working Capital Distribution. Contributors shall cause the Companies to distribute to the Contributors all working capital, cash and other assets that are not part of the Assets.
     (f) Entity Name Changes. The parties hereto shall take all action necessary to change the entity names of the Partnership and ICC such that their entity names no longer reference or incorporate “NGP” or “Natural Gas Partners.”
     (g) Neutral Tax Impact. All the foregoing actions and transfers shall be effected in a manner which does not result in a negative Tax impact on the Contributee.
          7.3 Post-Closing Tax Covenants. (a) Contributee covenants that until the earlier of (i) two (2) years following the Closing Date or (ii) the date that all of the Contributee Units transferred pursuant to Section 2.2 have been sold in a transaction resulting in a basis adjustment under Code Section 743 for the benefit of the transferee, that Contributee and its Affiliates will not dispose of any Interests (or Assets owned by the Companies) acquired by Contributee pursuant to Section 2.1 if any such disposition or series of dispositions would accelerate any “built-in gain” (as defined in Regulation 1.704-3(a)(3)(ii)) in any such Asset with respect to the Contributee Units transferred to the Contributors pursuant to Section 2.2; provided, however, that Contributee may sell or dispose of any such Interests (or Assets owned by the Companies) provided Contributee indemnifies the applicable Contributor for any such accelerated built-in gain allocable to such Contributor. Any such indemnification payment (Y) shall equal an amount obtained by dividing the amount of Tax payable by the ultimate partners of the Contributors resulting from such accelerated built-in gain (X) by the fraction obtained by subtracting from 1 the percentage (expressed as a number) equal to the highest marginal Federal income tax rate applicable to individuals for the year such built-in gain is recognized (for example, if the highest such tax rate is 35%, the number would be .35) (here Z). Thus, the amount of such indemnification payment (Y) may be derived by the following formula:
Y = X/1 – Z
Any disputes regarding the amount of such indemnification payment shall be resolved as set forth in Section 7.8 below.
          7.4 Responsibility for Filing Tax Returns and Paying Taxes.
     (a) Contributors shall file all Tax Returns required to be filed on or before the Closing Date by or with respect to each Company for a Pre-Effective Time Tax Period. In addition, Contributors shall cause to be prepared and timely filed the final federal income Tax Return for the Companies on IRS Form 1065 for the period that ends on the Closing Date. Contributors shall pay all Taxes owed with respect to the Pre-Effective Time Tax Period with respect to each of the Companies to the extent such Taxes are not taken into account in the calculation of the Final Settlement Statement. Except as provided in the following sentence and Section 7.4(b), Contributee shall file all other Tax

Returns required to be filed by or with respect to each of the Companies and shall pay all other Taxes owed with respect to each of the Companies or any of their Assets. Liability for Taxes (other than income Taxes) for any Tax period that includes but does not end on the Effective Time (a “Straddle Period”) shall be apportioned between Contributee and Contributors as follows: (i) property and similar ad valorem Taxes or franchise Taxes based solely on capital shall be apportioned on a ratable daily basis; and (ii) all other Taxes shall be apportioned based on an interim closing of the books of each of the Companies as of the Effective Time. For purposes of this Section 7.4(a), any franchise Tax paid or payable with respect to any Company shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such Tax. Contributee and Contributors shall each provide the other with all information reasonably necessary to prepare a Tax Return.
     (b) Notwithstanding Section 7.4(a), Contributors shall be responsible for all income Taxes incurred by ICC between the Effective Time and the date of ICC’s conversion to a limited liability company and all Taxes incurred with respect to the conversion of ICC to a limited liability company. Contributors shall file a final federal income Tax return on Form 1120 for ICC and pay all Taxes due thereon except for any Taxes included on the Final Settlement Statement which shall be the responsibility of Contributee. Such payment will be deemed as a contribution to the capital of Contributee by the Contributors.
          7.5 Responsibility for Tax Audits and Contests. Contributors shall control and bear the cost of any audit or contest with respect to a Pre-Effective Time Tax Period or relating to ICC prior to its conversion to a limited liability company, and Contributee shall control and bear the cost of any other audit or contest; provided, however, that the Party with the greater potential Tax liability shall control and bear the cost of any audit or contest with respect to a year during which a Straddle Period occurs; provided further, that the Party so in control of an audit or contest with respect to a Straddle Period shall allow the other Party to participate at such other Party’s cost and expense. The Party in control of an audit or controversy shall keep the other Party informed of the status of the audit or controversy (including providing copies of correspondence and pleadings). Neither Contributee nor Contributors shall settle any audit or contest in a way that would adversely affect the other Party without the other Party’s written consent, which the other Party shall not unreasonably withhold. Contributee and Contributors shall each provide the other with all information reasonably necessary to conduct an audit or contest with respect to Taxes.

          7.6 Tax Refunds. Contributors shall be entitled to any refund of Taxes that were paid or incurred with respect to a Pre-Effective Time Tax Period or with respect to ICC prior to and including its conversion to a limited liability company. Contributee shall be entitled to any refund of Taxes that were paid or incurred with respect to a Post-Effective Time Tax Period. Refunds for a Straddle Period shall be apportioned based on the Taxes that were paid by or on behalf of Contributee and Contributors. If a Party receives a refund to which the other Party is entitled, the Party receiving the refund shall pay it to the Party entitled to the refund within two (2) Business Days after receipt.
          7.7 Transfer Taxes. Contributors and Contributee shall be jointly responsible for state or local transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement including, but not limited to, the Restructuring.
          7.8 Disputes over Tax Provisions. If the Parties cannot agree, after good faith consultation, on the calculation of any Taxes that would result in a payment hereunder by one to the other or an adjustment of the Agreed Value, then each Party shall deliver simultaneously to BDO Seidman, LLP (or if such firm is unwilling or unable to serve, another nationally recognized accounting firm mutually agreed on by the Parties, the accounting firm ultimately chosen being referred to herein as the “Accountants”) such work papers and other reports and information relating to the disputed matter(s) as the Accountants may request and shall be afforded the opportunity to discuss the disputed matter(s) with the Accountants. The Accountants shall have thirty (30) days to carry out a review and prepare a written statement of its determination regarding the disputed matter(s) (including a statement regarding the Accountants’ determination of the prevailing Party in any such disputed matter) which determination shall be final and binding upon the Parties. Any fees and expenses of the Accountants incurred in resolving the disputed matter(s) shall be borne equally by the Parties.
          7.9 Limitations on Indemnity. Except with regard to the indemnity provided by Section 7.3 above, this ARTICLE VII shall be expressly subject to the limits on indemnity set forth in ARTICLE IX hereof.

ARTICLE VIII
CONDITIONS TO CLOSING
          8.1 Conditions to Obligations of Contributee. The obligation of Contributee to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Contributee:
     (a) Representations, Warranties and Covenants of Contributors. (i) Each of the representations and warranties of Contributors made in this Agreement will be true and correct in all material respects as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing), except that, to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect, such representation or warranty shall be true and correct in all respects, (ii) Contributors shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Contributors on or before the Closing, and ((iii) Contributors shall have delivered to Contributee a certificate, dated the Closing Date, certifying that the conditions specified in this Section 8.1(a) have been fulfilled;
     (b) Third Party Consents; Governmental Approvals. All consents, approvals or waivers, if any, disclosed on any schedule to this Agreement or otherwise required in connection with the consummation of the transactions contemplated by this Agreement have been received. All of the consents, approvals, authorizations, exemptions and waivers from Governmental Authorities that will be required to enable Contributee to consummate the transactions contemplated by this Agreement have been obtained;
     (c) Co-Invest Agreement. Contributee shall have entered in to an Asset Contribution Agreement with Co-Invest pursuant to which Contributee or its designee will acquire all right, title and interest acquired by Co-Invest under all of the Unrecorded Co-Invest Conveyances and other certain mineral interests and royalties all as more particularly described therein and the closing of such Asset Contribution Agreement will occur immediately after the Closing of this Agreement;
     (d) No Injunction, Etc. No provision of any applicable Law and no order will be in effect that will prohibit or restrict the consummation of the Closing;

     (e) No Proceedings. No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing or seeking Losses from any Company incident to this Agreement or the transactions contemplated hereby, will have been instituted by any Person before any Governmental Authority and be pending;
     (f) Resignations of Officers and Directors. Contributee shall have received the resignations (or evidence of removal) of each officer or director of each Company effective as of the Closing;
     (g) No Material Adverse Change. Since the Effective Time, there shall not have been a material adverse effect in the business, assets, results of operations, condition (financial or otherwise), or prospects of the Companies taken as a whole;
     (h) Preliminary Settlement Statement. Contributee shall have received the Preliminary Settlement Statement, subject to the terms of Section 2.3;
     (i) Books and Records. Contributee shall have received all original books and records of the Companies and control of all of the assets of the Companies;
     (j) Restructuring. The Restructuring pursuant to Section 7.2 shall have been completed;
     (k) Escrow Agreement. Contributors shall have executed and delivered the Escrow Agreement in the form mutually agreed upon by the parties hereto and substantially in accordance with the terms described in Section 9.6;
     (l) Registration Rights Agreement. Contributors shall have executed and delivered the Registration Rights Agreement substantially in the form of Exhibit B;
     (m) FIRPTA Withholding. MONTGP, as general partner of the Partnership, shall deliver to Contributee on or before the Closing Date but not more than thirty (30) days before the Closing Date, an affidavit to the effect that fifty percent (50%) or more of the value of the gross assets of the Partnership do not consist of U.S. real property interests and/or ninety percent (90%) or more of the value of the gross assets of the Partnership do not consist of U.S. real property interests plus cash or cash equivalents within the meaning of Section 1445(e)(5) of the Code and Section 1.1445-11T(b) of the Regulations. If, on or before the Closing Date, Contributee shall not have received such affidavit, Contributee may withhold from the consideration payable at Closing to the Contributors hereto such sums as are required to be withheld therefrom under Section 1445 of the Code and the Regulations thereunder; and
     (n) Other Deliveries. Contributors shall have delivered such other certificates, instruments of conveyance and documents as may be reasonably requested by Contributee and agreed to by Contributors prior to the Closing Date to carry out the intent and purposes of this Agreement.
          8.2 Conditions to the Obligations of Contributors .. The obligation of Contributors to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Contributors:
     (a) Representations, Warranties and Covenants of Contributee. (i) Each of the representations and warranties of Contributee made in this Agreement will be true and correct in all material respects in all respects as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing), except that, to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect, such representation or warranty shall be true and correct in all respects, (ii) Contributee shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Contributee on or before the Closing, and (iii) Contributee shall have delivered to Contributors a certificate, dated the Closing Date, certifying that the conditions specified in this Section 8.2(a) have been fulfilled;
     (b) Third Party Consents; Governmental Approvals. All consents, approvals or waivers, if any, disclosed on any schedule to this Agreement or otherwise required in connection with the consummation of the transactions contemplated by this Agreement have been received. All of the consents, approvals, authorizations, exemptions and waivers from Governmental Authorities that will be required to enable Contributors to consummate the transactions contemplated by this Agreement have been obtained;
     (c) Co-Invest Agreement. Contributee shall have entered in to an Asset Contribution Agreement with Co-Invest pursuant to which Contributee or its designee will acquire all right, title and interest acquired by Co-Invest under all of the Unrecorded Co-Invest Conveyances and certain mineral interests and royalties all as more particularly described therein and the closing of such Purchase and Sale Agreement will occur immediately after the Closing of this Agreement;
     (d) No Injunction, Etc. No provision of any applicable Law and no order will be in effect that will prohibit or restrict the consummation of the Closing;
     (e) No Proceedings. No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing or seeking Losses from Contributee incident to this Agreement or the transactions contemplated hereby, will have been instituted by any Person before any Governmental Authority and be pending;
     (f) Restructuring. The Restructuring pursuant to Section 7.2 shall have been completed;
     (g) Registration Rights Agreement. Contributee shall have executed and delivered the Registration Rights Agreement substantially in the form of Exhibit B; and
     (h) Other Deliveries. Contributee shall have delivered such other certificates, instruments and documents as may be reasonably requested by Contributors and agreed to by Contributee prior to the Closing Date to carry out the intent and purposes of this Agreement.
ARTICLE IX
INDEMNIFICATION
          9.1 Survival. The representations and warranties in this Agreement and all covenants contained in this Agreement shall survive the Closing until one (1) year after the Closing Date, except that (a) the representations and warranties in Section 3.1 (Organization of Contributors), Section 3.2 (Authorization; Enforceability), Section 3.4 (Ownership of Interests), Section 4.11 (Employee Benefit Plans), Section 4.14 (Labor Relations; Employment Matters), Section 4.15(b) (Special Warranty on Montierra Assets), Section 5.1 (Organization of Contributee), and Section 5.2 (Authorization; Enforceability) shall survive indefinitely, (b) the representations and warranties in Section 4.5 (Taxes), to the extent not related to property, ad valorem or other state or local Taxes, and Section 5.8 (Taxes) shall survive until the expiration of the applicable statute of limitations, (c) the representation and warranty in Section 4.17(a) (Defensible Title) shall survive for six (6) months after the Closing Date; and (d) certain covenants with a specified expiration date shall continue in effect as provided therein.

Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity has been given to the Party against whom such indemnification may be sought prior to such time; provided that such right of indemnity shall continue to survive and shall remain a basis for indemnification hereunder only until the related claim for indemnification is resolved or disposed of in accordance with the terms hereof.
          9.2 Indemnification.
     (a) From and after the Closing, Contributors will, jointly and severally, indemnify, defend and hold harmless Contributee and its officers, members, directors, employees and Affiliates (the “Contributee Indemnified Parties”) against any and all liabilities, damages, losses, costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses) (“Losses”) Contributee shall suffer (any Loss of the Partnership after the Closing Date shall be deemed a Loss suffered by Contributee) as a result of, or arising out of, (i) any failure or breach of any representation or warranty made by Contributors pursuant to ARTICLE III or ARTICLE IV under this Agreement to be true and correct as of the date hereof and as of the Closing (as if made anew at and as of the Closing); (ii) the breach of any covenant or agreement made or to be performed by Contributors pursuant to this Agreement; (iii) the ownership of the Companies, the ownership of the Assets or any other assets, or the operation of the business of the Companies or the Contributors (including, but not limited to, the Assets or any other assets) prior to the Effective Time, but specifically not including any liabilities or obligations under Contracts not accruing or arising from a breach or default by the Contributors prior to the Effective Time. Notwithstanding the foregoing, any claims arising under Section 9.2(a)(i) and Section 9.2(a)(iii) shall be recoverable exclusively against the Escrow Account, and, except for any claim pertaining to transfer Taxes under Section 7.7 or Taxes attributable to a Straddle Period under Section 7.4(a), shall be subject to such other limitations as set forth in Section 9.3 below.
     (b) From and after the Closing, Contributee will indemnify, defend and hold harmless Contributors and their officers, members, directors, employees and Affiliates (the “Contributor Indemnified Parties”) against any and all Losses incurred or suffered as a result of, relating to or arising out of (i) any failure of any representation or warranty made by Contributee in this Agreement to be true and correct as of the Closing (as if made anew at and as of the Closing), (ii) the breach of any covenant or agreement made or to be performed by Contributee pursuant to this Agreement, and (iii) the ownership of the Companies, or the ownership or operation of Assets or the business of the Companies, after the Effective Time.
     (c) THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE IX SHALL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SINGLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY. THE PARTIES HERETO AGREE THAT THE FOREGOING COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.
          9.3 Limitations on Liability. Notwithstanding anything to the contrary in this Agreement, in the event a Contributee Indemnified Party has a claim for indemnification under Section 9.2 hereof:
     (a) Neither a Contributee Indemnified Party nor a Contributor Indemnified Party will be entitled to indemnity under Section 9.2(a)(i), Section 9.2(a)(iii) or Section 9.2(b)(i) of this Agreement with respect to claims for Losses until the amount for any individual claim for Losses exceeds Fifty Thousand Dollars ($50,000) (the “Individual Basket Amount”) and the aggregate amount for all claims for Losses that exceed the Individual Basket Amount exceeds Five Hundred Thousand Dollars ($500,000) (the “Aggregate Basket Amount”), and thereafter, the Contributee Indemnified Parties shall be entitled to indemnity for the aggregate amount of all individual claims for Losses in excess of the Individual Basket Amount applicable to each of such individual claims.
     (b) In the event a Contributee Indemnified Party is entitled to indemnity under Section 9.2(a)(i) (for breach of representations and warranties which survive one (1) year or less after the Closing Date) and Section 9.2(a)(iii), any such claim may be satisfied solely and exclusively against the Escrow Deposit. Therefore, the maximum aggregate liability of Contributors under Section 9.2(a)(i) (for breach of representations and warranties which survive one (1) year or less after the Closing Date) and Section 9.2(a)(iii) of this Agreement shall not exceed the Escrow Deposit, and Contributee Indemnified Parties shall have no further right to indemnity thereunder at such time as all cash or Contributee Units have been disbursed from the Escrow Account. Under no circumstance shall a Contributee Indemnified Party be entitled to recover an indemnity claim arising under Section 9.2(a)(i) (for breach of representations and warranties which survive one (year) or less after the Closing Date) and Section 9.2(a)(iii) of this Agreement directly against Contributors. In addition, in all circumstances, a Contributee Indemnified Party must first look to the Escrow Account with respect to an indemnity claim, including those arising under Section 9.2(a)(i) (for representations and warranties which survive longer than one (1) year after the Closing Date) and Section 9.2(a)(ii) of this Agreement.
     (c) The amount of any Losses subject to indemnification under this ARTICLE IX shall be reduced or reimbursed, as the case may be, by any third party insurance proceeds, third party recoveries less the costs expended for such recoveries. Each Party shall, and shall cause their respective Indemnified Parties to, use Reasonable Efforts to collect any amounts available under such insurance coverage and from such other third party alleged to have responsibility. If a Contributee Indemnified Party receives an amount under insurance coverage or from such third party with respect to Losses that were the subject of indemnification under Section 9.2 at any time subsequent to indemnification provided thereunder, then such Contributee Indemnified Party shall promptly reimburse Contributors.
          9.4 Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:
     (a) If any Person who or which is entitled to seek indemnification under Section 9.2 (an “Indemnified Party”) receives notice of the assertion or commencement of any claim asserted against an Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 9.2, the Indemnified Party shall promptly (i) notify the Party obligated to the Indemnified Party pursuant to Section 9.2 above, (the “Indemnifying Party”) of the Third Party Claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s best estimate of the amount of Losses attributable to the Third Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.

     (b) The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim (such election to be without prejudice to the right of the Indemnified Party to dispute whether such claim is an identifiable Loss under this ARTICLE IX), then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 9.4(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim and (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.4(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.
     (c) If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.4(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually ultimately determined to be entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.4(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.
     (d) Any claim by an Indemnified Party on account of Losses that does not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of twenty (20) days within which to object or accept in writing such Direct Claim. Any such objection is called a “Notice of Claim Dispute.” If the Indemnifying Party does not so respond within such twenty (20) day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. Copies of each Notice of Claim Dispute shall be sent to Contributee and the Escrow Agent. If Contributee and Contributors fail to resolve any objection contained in such Notice of Claim Dispute within twenty (20) days after the date the Notice of Claim Dispute is delivered to Contributee, then, at the request of either Party, they shall meet in an attempt to resolve an objection described in such Notice of Claim Dispute and reach a written agreement with respect to such objection (a “Claim Settlement Agreement”). If Contributors and Contributee enter into a Claim Settlement Agreement, the objections contained in such Notice of Claim Dispute shall be deemed to be as resolved therein. If they are unable to resolve the objection described in such Notice of Claim Dispute within twenty (20) days after delivery to the recipient of such Notice of Claim Dispute, then Contributors and Contributee shall submit the objections contained in such Notice of Claim Dispute to arbitration as described in Section 9.5.
          9.5 Notice of Claim Dispute .. Any objection contained in a Notice of Claim Dispute not resolved in a Claim Settlement Agreement shall be resolved by submission to arbitration as follows: Contributors and Contributee shall select a single arbitrator from the American Arbitration Association (“AAA”) in Houston, Texas (an “Arbitrator”) (or, if they cannot agree upon a selection, Contributors and Contributee shall each select an Arbitrator, and the two Arbitrators so selected shall choose a third Arbitrator who has knowledge of the industry and business of the Companies and who shall act as the Arbitrator to resolve the dispute). The Arbitrator shall resolve the objection contained in the Notice of Claim Dispute pursuant to the Commercial Arbitration Rules of the AAA as promptly as possible and a decision by the Arbitrator as to the resolution of such objection (the “Arbitrator’s Decision”) shall be (absent an agreement of the parties regarding an error that is manifest) conclusive and binding upon the parties for purposes of this Agreement. The Arbitrator’s Decision shall be (i) in writing and (ii) non-appealable and incontestable by Contributee and Contributors and each of their respective Affiliates and successors and not subject to collateral attack for any reason. The Arbitrator shall have the ability to allocate fees and costs payable to the AAA based on the Arbitrator’s assessment of the relative responsibility of the parties. In the absence of such an allocations, the fees and costs payable to the AAA shall be paid one-half by Contributee and one-half from the Escrow Deposit. Contributee shall pay its own counsel fees and other costs incurred in connection with any such dispute, and counsel fees and other costs incurred by Contributors in connection with any such dispute shall be paid from the Escrow Deposit.
          9.6 Escrow Account. At the Closing, the Parties shall enter into a mutually satisfactory agreement with the Escrow Agent setting out the rights and obligations of the Parties and the Escrow Agent with respect to the Escrow Account. Whether included in such agreement, the Parties agree that the following provisions of this Section 9.6 shall control with respect to the Escrow Account:
     (a) The interest, proceeds and distributions earned each year on the Escrow Deposit is herein called the “Escrow Income.” The Parties agree to treat the Escrow Income as income of Contributors for U.S. federal income tax purposes and shall not be subject to indemnification claims under ARTICLE IX. Escrow Income shall be payable by Contributee to the Escrow Agent, and shall be considered part of the Escrow Deposit and subject to claims for indemnification under this ARTICLE IX.
     (b) The Contributee Units and Escrow Income in the Escrow Account shall be transferred by the Escrow Agent as follows:
     (i) to Contributee, pursuant to a Claim Settlement Agreement delivered to the Escrow Agent;

     (ii) to Contributee, pursuant to joint written instructions from Contributors and Contributee to the Escrow Agent relating to the resolution of a Third Party Claim pursuant to Section 9.4;
     (iii) to Contributee, pursuant to any other joint written instruction from Contributors and Contributee to the Escrow Agent;
     (iv) to Contributee, pursuant to a decision by the Arbitrator regarding a Direct Claim sent to the Escrow Agent pursuant to Section 9.5;
     (v) to Contributors, on the first anniversary of the Closing Date, in an amount equal to the remainder of the Escrow Deposit less any amounts related to an asserted but pending or unpaid Direct Claim or Third Party Claim.
     (c) Fees of the Escrow Agent shall be paid by Contributee.
     (d) Contributors shall have the right to vote any Contributee Units which are held in the Escrow Account.
     (e) Payments by the Escrow Agent out of the Escrow Deposit shall be, at the election of Contributor, either the dollar amount of the claim in cash or the number of Contributee Units based upon the dollar amount of the claim to be paid pursuant to Section 9.6(b) divided by the Unit Price (or a portion in cash, to the extent of available cash in the Escrow Deposit ,and a portion in Contributee Units, based on the foregoing formulas).
          9.7 No Special, Consequential or Punitive Damages. NOTWITHSTANDING ANYTHING HEREIN CONTAINED TO THE CONTRARY, NONE OF THE PARTIES TO THIS AGREEMENT SHALL HAVE ANY OBLIGATION WITH RESPECT TO THIS AGREEMENT, OR OTHERWISE IN CONNECTION HEREWITH, FOR ANY SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES.
          9.8 Waiver of Other Representations. EXCEPT FOR AND WITHOUT ANY LIMITATION WHATSOEVER ON THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR IN ANY CERTIFICATE OR WRITTEN STATEMENT FURNISHED, OR TO BE FURNISHED TO CONTRIBUTEE PURSUANT TO THIS AGREEMENT OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY: (A) NONE OF CONTRIBUTORS, NOR ANY OF THEIR

AFFILIATES OR REPRESENTATIVES, HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF EACH COMPANY, ITS BUSINESS OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO EACH COMPANY, AND ANY SUCH OTHER REPRESENTATION AND WARRANTIES ARE HEREBY DISCLAIMED; (B) CONTRIBUTEE SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE ASSETS FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN-MADE FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS (“NORM”); (C) CONTRIBUTEE IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE ASSETS, AND CONTRIBUTEE SHALL ACCEPT ALL OF THE SAME IN THEIR “AS IS,” “WHERE IS” CONDITION; AND (D) CONTRIBUTORS MAKE NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO CONTRIBUTEE IN CONNECTION WITH THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, RELATIVE TO PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES OR THE ABILITY OR POTENTIAL OF THE PROPERTIES TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE PROPERTIES OR ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO CONTRIBUTEE BY CONTRIBUTOR OR BY CONTRIBUTOR’S AGENTS OR REPRESENTATIVES (ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY CONTRIBUTOR OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO CONTRIBUTEE ARE PROVIDED TO CONTRIBUTEE AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST CONTRIBUTORS AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT CONTRIBUTEE’S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW).

          9.9 Exclusive Remedy and Release. Except as otherwise provided herein, the indemnification and remedies set forth in this ARTICLE IX shall, from and after the Closing, constitute the sole and exclusive remedies of the Parties with respect to any breach of representation or warranty contained in this Agreement; provided that nothing in this Section 9.9 shall prevent either Party from seeking injunctive or equitable relief in pursuit of its indemnification claims under this ARTICLE IX.
ARTICLE X
TERMINATION
          10.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:
     (a) by the mutual consent of Contributee and Contributors as evidenced in writing signed by each of Contributee and Contributors;
     (b) by Contributee, if there has been a material breach by Contributors of any representation, warranty or covenant contained in this Agreement that has prevented the satisfaction of any condition to the obligations of Contributee at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Contributors within thirty (30) days after written notice thereof from Contributee;
     (c) by Contributors, if there has been a material breach by Contributee of any representation, warranty or covenant contained in this Agreement that has prevented the satisfaction of any condition to the obligations of Contributors at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Contributee within thirty (30) days after written notice thereof from Contributors;
     (d) by either Contributee or Contributors if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or
     (e) by either Contributee or Contributors, if the transactions contemplated hereby have not been consummated by May 31, 2007, provided that neither Contributee nor Contributors will be entitled to terminate this Agreement pursuant to this Section 10.1(e) if such Person’s breach of this Agreement has prevented the consummation of the transactions contemplated by this Agreement.
          10.2 Effect of Termination. If this Agreement is terminated under Section 10.1, all further obligations of the Parties under this Agreement will terminate without further liability or obligation of either Party to the other Parties hereunder; provided, however, that no Party will be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (a) failure of such Party to have performed its material obligations under this Agreement or (b) any material misrepresentation made by such Party of any matter set forth in this Agreement. Nothing in this Section 10.2 will relieve any Party to this Agreement of liability for breach of this Agreement occurring prior to any termination, or for breach of any provision of this Agreement that specifically survives termination hereunder.

ARTICLE XI
MISCELLANEOUS
          11.1 Notices. All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, (ii) five (5) days after posting in the United States mail having been sent registered or certified mail return receipt requested or (iii) delivered by telecopy and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:
If to Contributee, to:
Eagle Rock Energy Partners, L.P.
16701 Greenspoint Park Drive, Suite 200
Houston, Texas 77060
Attention: Alex A. Bucher
Telephone : (281) 408-1201
Fax: (281) 408-1399
If to Contributors, to:
Montierra Minerals & Production, L.P.
24 Greenway Plaza, Suite 450
Houston, Texas 77046
Attention: Mr. Joseph A. Mills
Telephone: (713) 843-7500
Fax: (713) 843-7540
or to such other address or addresses as the Parties may from time to time designate in writing.
          11.2 Assignment. Except as provided below, no Party shall assign this Agreement or any part hereof without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. The foregoing notwithstanding, Contributee shall be permitted to assign this Agreement to one or more Affiliates if it deems appropriate for Tax purposes; provided, however, that such assignment shall not release Contributee from its obligations under this Agreement.
          11.3 Rights of Third Parties. Except for the provisions of ARTICLE IX, which are intended to be enforceable by the Persons respectively referred to therein, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.
          11.4 Expenses. Except as otherwise expressly provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.
          11.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.
          11.6 Entire Agreement. This Agreement (together with the Disclosure Schedules and exhibits to this Agreement) constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.
          11.7 Disclosure Schedules. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Contributors, in and of itself, that such information is material to or outside the ordinary course of the business of the Companies or required to be disclosed on the Disclosure Schedules. The disclosure of an item in one section of the Disclosure Schedules as an exception to a particular representation or warranty qualifies the referenced representation or warranty to the extent specified therein and such other representations and warranties contained in the Agreement

(regardless of whether or not such representation or warranty contains a reference to such disclosure schedules) to the extent a matter in such section of the Disclosure Schedules is disclosed in such a way as to make its relevance to the information called for by such other representation or warranty readily apparent on its face.
          11.8 Amendments. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party.
          11.9 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior written consent of Contributee and Contributors, which consent shall not be unreasonably withheld, conditioned or delayed by such Party; provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as is necessary to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange after consultation with the other Party.
          11.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.
          11.11 Governing Law; Jurisdiction.
     (a) This Agreement shall be governed and construed in accordance with the Laws of the State of Texas, without regard to the Laws that might be applicable under conflicts of Laws principles.
     (b) The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Houston, Texas, and each of the Parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts. The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. Except to the extent that a different determination or finding is mandated due to the applicable Law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a state or federal court in Houston, Texas with respect to any matter under this Agreement shall be binding.
     (c) To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 11.11(b).
     THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each of the Parties as of the date first above written.

CONTRIBUTORS:

MONTIERRA MINERALS & PRODUCTION, L.P.
By:	NGP MINERALS, L.L.C.,
its General Partner

By:

Name:

Title:

NGP MINERALS, L.L.C.

By:

Name:

Title:

CONTRIBUTEE:

EAGLE ROCK ENERGY PARTNERS, L.P.
By: EAGLE ROCK ENERGY GP, L.P., its general partner
By: EAGLE ROCK ENERGY G&P, LLC, its general partner

By:

Name:

Title:

Signature Page — Partnership Interests Contribution Agreement